Exhibit 2.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
dated as of
May 7, 2015
by and among
TRIBUNE PUBLISHING COMPANY, LLC,
MLIM HOLDINGS, LLC,
THE PAPA DOUG TRUST,
DOUGLAS F. MANCHESTER,
DOUGLAS W. MANCHESTER
and
MLIM, LLC

LEGAL123381588.30

Page

Article I.	CERTAIN DEFINITIONS 1

1.1	Definitions 1

1.2	Construction 14

1.3	Knowledge 15

Article II.	PURCHASE AND SALE OF INTERESTS 15

2.1	Purchase and Sale of Interests 15

2.2	Purchase Price 15

2.3	Estimated Net Working Capital Amount; Estimated Acquisition Expenses 16

2.4	Adjustment Amount 17

2.5	Withholding 19

2.6	Purchase Price Allocation 19

Article III.	CLOSING 19

3.1	Closing 19

3.2	Company Closing Deliveries 20

3.3	Seller Party Closing Deliveries 21

3.4	Acquiror Closing Deliveries 22

Article IV.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 22

4.1	Corporate Organization of the Company 22

4.2	Subsidiaries 23

4.3	Due Authorization 23

4.4	No Conflict 23

4.5	Notices and Consents 24

4.6	Capitalization of the Company 24

4.7	Capitalization of Subsidiaries 24

4.8	Financial Statements 25

4.9	Undisclosed Liabilities 26

4.10	Litigation and Proceedings; Government Orders 26

4.11	Legal Compliance 26

4.12	Contracts; No Defaults 27

4.13	Company Benefit Plans 29

4.14	Labor Relations 32

4.15	Taxes 34

4.16	Brokers’ Fees 35

LEGAL123381588.30	i

(continued)
Page

4.17	Insurance 35

4.18	Government Authorizations 35

4.19	Machinery, Equipment and Other Tangible Property 36

4.20	Real Property 36

4.21	Intellectual Property 37

4.22	Privacy and Security 39

4.23	Environmental Matters 40

4.24	Absence of Changes 40

4.25	Bank Accounts 42

4.26	Receivables; Major Customers; Major Advertisers 42

4.27	Suppliers 43

4.28	Inventory 43

4.29	Circulation 43

4.30	Assets; Excluded Assets 44

4.31	Certain Transactions 44

4.32	Disclosure 44

4.33	Complete Copies of Materials 45

4.34	Reliance 45

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES 45

5.1	Organization 45

5.2	Due Authorization 45

5.3	No Conflict 45

5.4	Ownership of Company Interests 46

5.5	Litigation 46

5.6	Assets; Excluded Assets 46

5.7	Tribune Common Stock 47

5.8	Disclosure 47

5.9	Reliance 48

ARTICLE VI.	REPRESENTATIONS AND WARRANTIES OF ACQUIROR 48

6.1	LLC Organization of Acquiror 48

6.2	Due Authorization 48

LEGAL123381588.30	ii

(continued)
Page

6.3	Capital Structure 48

6.4	No Conflict 49

6.5	Litigation and Proceedings 49

6.6	Governmental Authorities; Consents 49

6.7	SEC Documents; Financial Statements 49

6.8	Financial Ability 50

6.9	Brokers’ Fees 51

6.10	Acquisition of Interests for Investment 51

6.11	Financing 51

ARTICLE VII.	COVENANTS OF THE COMPANY AND THE SELLER PARTIES 51

7.1	Conduct of Business 51

7.2	Inspection 53

7.3	No Solicitation 54

7.4	Breach of Representations and Warranties; Notification; Access to Information 55

7.5	Spin-Off 56

7.6	Asset Transfer 56

7.7	Company Benefit Plans 56

ARTICLE VIII.	INDEMNIFICATION 56

8.1	General Indemnification 56

8.2	Indemnification for Seller Representations and Covenants 57

8.3	Claims 57

8.4	Third Party Claims 57

8.5	Integral Part of Agreement 59

8.6	Survival 59

8.7	Limitations 60

8.8	No Right of Indemnity or Contribution 62

8.9	Exclusive Remedy 62

8.10	Amount of Damages 62

8.11	Adjustment to Purchase Price 62

ARTICLE IX.	OTHER COVENANTS 62

9.1	Support of Transaction 62

LEGAL123381588.30	iii

(continued)
Page

9.2	Tax Matters 62

9.3	Automobiles and Other Personal Effects 65

9.4	Public Announcements 65

9.5	Company Audited Financial Statements 65

9.6	Further Assurances Regarding Asset Transfer 65

9.7	Financing 66

9.8	Distribution of Restricted Cash 66

9.9	Listing 66

9.10	Amendment of Indemnity Agreements 67

ARTICLE X.	CONDITIONS TO OBLIGATIONS 67

10.1	Conditions to Obligations of Acquiror and the Seller Parties 67

10.2	Conditions to Obligations of Acquiror 67

10.3	Conditions to the Obligations of the Seller Parties 68

ARTICLE XI.	TERMINATION/EFFECTIVENESS 69

11.1	Termination 69

11.2	Effect of Termination 70

ARTICLE XII.	RESERVED 70

ARTICLE XIII.	MISCELLANEOUS 70

13.1	Waiver 70

13.2	Notices 71

13.3	Assignment 72

13.4	Rights of Third Parties 72

13.5	Expenses 72

13.6	Governing Law 73

13.7	Captions; Counterparts 73

13.8	Schedules and Annexes 73

13.9	Entire Agreement 73

13.10	Amendments 73

13.11	Severability 73

13.12	Jurisdiction 74

13.13	Enforcement 74

LEGAL123381588.30	iv

(continued)
Page

13.14	Waiver of Conflicts Regarding Representations; Access to Attorney‑Client Privileged Information 74

13.15	No Survival 75

13.16	Waiver of Claims Against Financing Parties 75
EXHIBITS*

Exhibit A    -    Listed Employees
Exhibit B    -    Certain Excluded Assets
Exhibit C    -    Sublease Agreement
Exhibit D    -    Lease Assignment
Exhibit E    -    Wire Instructions
Exhibit F    -    Net Working Capital
Exhibit G    -    Registration Rights Agreement

SCHEDULES*

Company Disclosure Schedule
Seller Party Disclosure Schedule
Acquiror Disclosure Schedule

* Omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.

LEGAL123381588.30	v

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of May 7, 2015, is entered into by and among Tribune Publishing Company, LLC, a Delaware limited liability company (“Acquiror”), MLIM Holdings, LLC (“Seller”), the Papa Doug Trust u/a/d January 11, 2010 (“Trust Seller”), Douglas F. Manchester and Douglas W. Manchester (each an “Individual Seller” and, together with Seller and Trust Seller, the “Seller Parties” and each, individually, a “Seller Party”), and MLIM, LLC, a Delaware limited liability company (the “Company”).
RECITALS
WHEREAS, as of the date hereof, the Seller is the owner, beneficially and of record, of all of the issued and outstanding limited liability company membership interests (the “Company Interests”) of the Company;
WHEREAS, the Seller wishes to sell to Acquiror, and Acquiror wishes to purchase from the Seller, all of the Company Interests;
WHEREAS, the manager of Acquiror has approved and declared advisable the transactions contemplated by this Agreement upon the terms and subject to the conditions of this Agreement; and
WHEREAS, the Trust Seller and the Individual Sellers own or control, directly or indirectly, the Seller.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, the Company and each of the Seller Parties agree as follows:
Article I.
CERTAIN DEFINITIONS
1.1    Definitions. As used herein, the following terms shall have the following meanings:
“AAM” has the meaning specified in Section 4.29.
“Acquiror” has the meaning specified in the preamble hereto.
“Acquiror Cure Period” has the meaning specified in Section 11.1(c).
“Acquiror‑Prepared Tax Returns” has the meaning specified in Section 9.2(a).
“Acquisition Expenses” means all liabilities of the Company or any of its Subsidiaries to the extent unpaid as of the Closing or that will be incurred after the Closing in connection with the Closing for fees, costs (including without limitation any costs relating to the purchase of a D&O Tail Policy), bonuses, charges and expenses accrued, incurred or obligated to be paid by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement, including (i) all legal, accounting, investment banking, Tax and financial advisory and all other fees and expenses of third Persons accrued, incurred or obligated (including under this Agreement) to be paid by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, (ii) all “single-trigger” or “double-trigger” change-in-control, retention or transaction bonuses, severance or similar payments that are made or become due as a result of the Closing, (iii) all compensation including bonuses, severance or similar payments to be paid or to become payable by the Company or any of its

LEGAL123381588.30

Subsidiaries to any of the individuals listed on Exhibit A and any employee of the MFG or its Affiliates (excluding the Company or any Subsidiary) including without limitation John Lynch, Ryan Kiesel, Richard Gibbons, Douglas F. Manchester and Douglas M. Manchester, (iv) the employer’s share of any payroll, social security unemployment or similar Taxes attributable to any payment described in subpart (ii) and (iii) above.
“Acquisition Expenses Adjustment Amount” has the meaning specified in Section 2.4(c).
“Acquisition Transaction” has the meaning specified in Section 7.3(a).
“Action” means any claim, action, suit, litigation, audit, assessment, arbitration, prosecution, contest, hearing, inquest, examination or inquiry, or any proceeding (including any civil, criminal, administrative, or appellate proceeding) or investigation, by or before, any Governmental Authority.
“Actual Acquisition Expenses” has the meaning specified in Section 2.4(a).
“Adjustment Amount” has the meaning specified in Section 2.4(c).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise; provided, that, except with respect to Section 7.3 hereof, the term “Affiliate” shall not include the direct or indirect portfolio companies of the Individual Sellers or the Trust Seller or any of their affiliated investment funds, but only to the extent such portfolio companies are not acting on behalf of a Seller Party or are not operating primarily in the same industries as the Company and its Subsidiaries.
“Agreement” has the meaning specified in the preamble hereto.
“Allocation” has the meaning specified in Section 2.6.
“Asset Transfer” has the meaning specified in Section 3.2(h).
“Auditor” has the meaning specified in Section 2.4(b).
“Average Trading Price” means the volume-weighted average of the per share trading prices of Tribune Common Stock on the New York Stock Exchange as reported through Bloomberg (based on all New York Stock Exchange trades in Tribune Common Stock during the primary trading session from 9:30 a.m., New York City time, to 4:00 p.m., New York City time, and not an average of daily averages) for the twenty (20) consecutive full trading days ending on the third (3rd) Business Day prior to the Closing Date (the “Reference Period”).
“Business Day” means a day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Carrier Litigation” means the case entitled Liliana Espejo, et al. v. The Copley Press, Inc., et al., San Diego Superior Court Case No. 37-2009-00082322-CU-OE-CTL (consolidated with San Diego Superior Court Case No. 37-2010-00085012-CU-OE-CTL), on appeal before the California Court of Appeal, Fourth Appellate District, Division One, Case No. D065397.
“Closing” has the meaning specified in Section 3.1.
“Closing Balance Sheet” has the meaning specified in Section 2.4(a).
“Closing Cash Payment” has the meaning specified in Section 2.2.

LEGAL123381588.30

“Closing Date” has the meaning specified in Section 3.1.
“Closing Date Net Working Capital” has the meaning specified in Section 2.4(a).
“Closing Date Payment Spreadsheet” has the meaning specified in Section 2.2.
“COBRA” means the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the preamble hereto.
“Company Audited Financial Statements” has the meaning specified in Section 9.5.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Cure Period” has the meaning specified in Section 11.1(b).
“Company Databases” has the meaning specified in Section 4.22(b).
“Company Group” means the Company and the Subsidiaries of the Company.
“Company Interests” has the meaning specified in the Recitals hereto.
“Company IP” means (a) the Company Owned IP and (b) the Intellectual Property of third parties that is licensed to the Company or its Subsidiaries and used in the operation of the business of the Company and its Subsidiaries, as currently conducted. For avoidance of doubt and without limitation, Company IP includes such Intellectual Property comprising each of the Company Products, the Company Databases and the Morgue Files, but excludes Third Party Content.
“Company Lease” has the meaning specified in Section 4.12(a)(x).
“Company Mobile Applications” means any public or private mobile application owned, maintained, or operated by or on behalf of the Company or any of its Subsidiaries and all content, text, graphics, images, audio, video, data, databases and Software included on or used to operate such mobile applications including all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, all Software programming code (source and object), archives, and server and traffic logs related to any such Company Mobile Applications, in each case exclusive of Third Party Content.
“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries, including such Intellectual Property under development by the Company or its Subsidiaries.
“Company Products” means (a) the Company Websites, (b) the Company newspapers, (c) the Company Mobile Applications, and (d) any other product or service offerings currently sold or marketed by the Company or its Subsidiaries y, in each case exclusive of Third Party Content.
“Company Pro Forma Financial Statements” has the meaning specified in Section 4.8(b).
“Company Representatives” means the Seller Parties, the Company’s Subsidiaries, members or other Affiliates, or any of their or the Company’s respective directors, officers, employees, advisors, representatives or agents.

LEGAL123381588.30

“Company Software” has the meaning specified in Section 4.21(h).
“Company Websites” means any portion of any public or private website owned, maintained, or operated by or on behalf of the Company or any of its Subsidiaries and all content, text, graphics, images, audio, video, data, databases and Software under Company’s control included on or used to operate such websites, including all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, all Software programming code (source and object), archives, and server and traffic logs related to any such websites, in each case exclusive of Third Party Content.
“Competing Party” has the meaning specified in Section 7.3(c).
“Confidentiality Agreement” means the Mutual Confidentiality and Non-Disclosure Agreement between Tribune Publishing Company LLC and its subsidiaries and affiliates and The San Diego Union Tribune LLC, dated February 24, 2014, as extended by the LOI, that certain Amendment No. 2 to the Mutual Confidentiality and Non-Disclosure Agreement, dated March 27, 2015, and that certain Amendment No. 3 to the Mutual Confidentiality and Non-Disclosure Agreement, dated May 7, 2015.
“Contingent Seller Notes” means the notes dated December 5, 2011, issued by MLIM, LLC to Platinum Jewel Principals, LLC, a Delaware limited liability company, Platinum Equity Capital Jewel Partners‑A, L.P., a Delaware limited partnership, Platinum Equity Capital Jewel Partners, L.P., a Delaware limited partnership, Platinum Equity Capital Jewel Partners‑PF, L.P., a Delaware limited partnership and David Black, respectively, in the aggregate original principal amount of $7,500,000.
“Contract” means any written or oral agreement, subcontract, lease, understanding, arrangement, instrument, note, guaranty, indemnity, deed, assignment, power of attorney, certificate, work order, insurance policy, commitment, covenant, assurance, purchase order or undertaking of any nature.
“COTS” has the meaning specified in Section 4.21(a).
“D&O Tail Policy” means an extended reporting period endorsement under the Company Group’s existing directors’ and officers’ liability insurance coverage for the Company Group’s directors and officers, which provides such directors and officers with coverage after the Closing Date.
“Damages” mean all losses, damages, injuries, liabilities (whether absolute, accrued, asserted or otherwise), claims, demands, settlements, obligations, decrees, orders, judgments, injunctions, awards, fines, penalties, Taxes and any interest on any of the foregoing, and other fees, costs and expenses (including any legal fee, expert fee, accounting fee, advisory fee and cost of investigating, preparing for, and defending against any of the foregoing).
“Debt Financing” has the meaning specified in Section 6.11.
“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with any Debt Financing, and the parties to any agreements, commitment letters, credit agreements, joinder agreements or other agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.
“Deficit Amount” has the meaning specified in Section 2.4(d).

LEGAL123381588.30

“Determination Date” has the meaning specified in Section 2.4(b).
“Environmental Indemnification” has the meaning specified in Section 8.1.
“Environmental Laws” mean any and all applicable foreign, U.S. federal, state or local Laws relating to Hazardous Materials or the protection of health, natural resources or the environment, as in effect on the date hereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning specified in Section 4.13(a).
“Estimated Acquisition Expenses” has the meaning specified in Section 2.3.
“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.3.
“Estimated Net Working Capital Deficit Amount” means the amount, if any, by which Estimated Closing Date Net Working Capital is less than the Working Capital Target Amount (which shall result in a reduction to the portion of the Purchase Price payable at Closing in such amount in accordance with Section 2.2).
“Estimated Net Working Capital Surplus Amount” means the amount, if any, by which Estimated Closing Date Net Working Capital is greater than the Working Capital Target Amount (which shall result in an increase to the portion of the Purchase Price payable at Closing in such amount in accordance with Section 2.2).
“Exchange Act” has the meaning specified in Section 6.7(a).
“Excluded Assets” means (a) all right, title and interest of MLIM, LLC in and to 100% of the membership interests in MVHM and the assets and liabilities contained therein (including its Subsidiary MVH, the MVH Real Property held by MVH and the MVH Mortgage), which shall be distributed to the Trust Seller immediately prior to the Closing in a manner that is reasonably acceptable to Acquiror, and (b) to the extent that they do not constitute real property, the assets described on Exhibit B, which shall be distributed to MVH immediately prior to the Closing in a manner that is reasonably acceptable to Acquiror.
“Excluded Companies” means MVHM and MVH.
“Excluded Representations” has the meaning specified in Section 8.6.
“Foreign Plan” means: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Authority other than the United States; and (ii) any Company Benefit Plan that covers employees of the Company whose services are performed primarily outside of the United States.
“Funded Debt” of any Person as of any date means (i) all indebtedness of such Person and its Subsidiaries for borrowed money (including but not limited to bank debt, notes payable, guaranties, the Contingent Seller Notes and other similar obligations to repay indebtedness of others) or extensions of credit, together with accrued and unpaid interest thereon; provided, that undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit shall not constitute Funded Debt for the purpose hereof and (ii) all sums due on termination and repayment or redemption of the indebtedness described in clause (i).

LEGAL123381588.30

“GAAP” has the meaning specified in Section 2.3.
“General Cap” has the meaning specified in Section 8.7(b).
“Government Consent” means any consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by, any Governmental Authority.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Authorization” means any permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Governmental Order” means (i) any order, judgment, injunction, edict, decree, ruling, pronouncement, writ, stipulation, determination, decision, opinion, verdict, sentence, subpoena, or award, in each case, issued, made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority or any arbitrator or arbitration panel or (ii) any Contract with any Governmental Authority entered into in connection with any Action.
“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos‑containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, and (vii) other substance, material or waste, in each case, which are regulated under any Environmental Laws, as in effect as of the Closing Date.
“Increase Amount” has the meaning specified in Section 2.4(d).
“Individual Seller” has the meaning specified in the preamble hereto.
“Insurance Collateral” means (i) cash collateral that secures the five (5) currently outstanding letters of credit issued by Bank of America in favor of various insurance companies, including the Restricted Cash, and (ii) cash in the amount of $75,000 deposited with Sentry Insurance.
“Insurance Letters of Credit” means the five (5) currently outstanding letters of credit issued by Bank of America in favor of various insurance companies that are secured by portions of the Insurance Collateral.
“Intellectual Property” means any of the following: (i) patents and patent applications (including provisional applications, continuations and continuations-in-part) and patent disclosures; (ii) trademarks, service marks, logos, trade names and trade dress (including banners, flags, nameplates and mastheads) and registrations and applications for registration thereof including intent‑to‑use applications, together with all goodwill related to the foregoing; (iii) registered and unregistered copyrights (including exclusive exploitation rights and moral rights), registrations and applications for registration of copyright, and copyrightable works of authorship (including all clippings, art, photographs); (iv) internet domain names, uniform resource locators and other locators and names and locators associated with the Internet and registrations and applications for registration thereof; (v) algorithms, application programming interfaces, databases, data collections, network configurations, architectures, processes, proprietary information, protocols, specifications, Software,

LEGAL123381588.30

techniques, user interfaces, Systems and documentation of the foregoing; and (vi) inventions, trade secrets, subscriber and advertiser lists, know how, moral rights, publicity rights, and other proprietary intellectual or industrial property rights.
“Inventory” means the inventory of the Company and its Subsidiaries, including its inventories of merchandise, newsprint, ink, paper and other raw materials, work in process, finished goods and supplies (including photo supplies, composition supplies, camera supplies, pressroom supplies, pressroom plates, mailroom supplies, plant supplies and route and circulation supplies).
“JL Liabilities” means any liabilities listed on Schedule 1.1.
“Key Manager” means any employee or consultant whose compensation or benefits during the last twelve months completed prior to the date of this Agreement exceeded $150,000.
“Law” means any statute, code, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Lease” means the sublease between MFG, as landlord, and SDUT, as tenant, in the form of attached Exhibit C.
“Lease Assignment” means the assignment and release in the form of attached Exhibit D.
“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, charge, encumbrance, security interest, equitable interest, claim, preference, right of possession, lease, tenancy, license encroachment, covenant, proxy, option, right of first refusal, preemptive right, community property interest, exception, impairment, imperfection of title or other lien of any kind.
“Literary Works Litigation” means the case entitled In re Literary Works in Electronic Databases Copyright Litigation, SDNY MDL No. 1379.
“LLC Agreement” has the meaning specified in Section 3.2(b).
“LOI” means the Letter of Intent dated February 20, 2015, between Acquiror and the Seller Parties.
“made available to Acquiror” means that a complete and accurate copy of the document referenced in such statement has been posted in the electronic data site maintained by Company and its counsel in connection with the transactions contemplated by this Agreement at least 24 hours prior to the date hereof and remained at all times from the date of posting through Closing in such electronic data site.
“Major Advertiser” has the meaning specified in Section 4.26(c).
“Material Adverse Effect” means, with respect to any Person, any event, occurrence, change or effect that individually or in the aggregate (i) is, or would reasonably be expected to be, materially adverse to the ability of a Person to consummate the transactions contemplated by this Agreement and to satisfy all of its obligations contemplated by this Agreement or (ii) is, or would reasonably be expected to be, materially adverse on the business, assets, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to

LEGAL123381588.30

constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of any Person: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business or financial market conditions generally; provided, that such change does not have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries as such Person and its Subsidiaries, (c) any change generally affecting any of the industries in which such Person or its Subsidiaries operates or the economy as a whole; provided, that such change does not have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries as such Person and its Subsidiaries, (d) the announcement or the execution of this Agreement, the pendency or consummation of the transactions contemplated by this Agreement or the performance of this Agreement (including any loss of, or adverse change in the relationship of such Person or any of its Subsidiaries with, any of its customers, employees, third party contractors, financing sources or suppliers caused by any of the foregoing), (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement, (f) any action taken by such Person or any of its Subsidiaries at the request of Acquiror, (g) any natural disaster, or (h) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions.
“Material Contracts” has the meaning specified in Section 4.12(a).
“Material Permits” has the meaning specified in Section 4.18.
“MFG” means Manchester Financial Group, L.P.
“MFG Note” means that certain Promissory Note dated December 5, 2011, in the principal amount of $10,000,000 issued by MLIM, LLC in favor of MFG.
“MLIM Audited Financial Statements” has the meaning specified in Section 4.8(a).
“MLIM Financial Statements” has the meaning specified in Section 4.8(a).
“MLIM Interim Financial Statements” has the meaning specified in Section 4.8(a).
“Morgue Files” means all tangible materials present as of the date of this Agreement in the Company’s library of back issues of its newspaper including all clippings, art, photographs (including, digital files and film, negatives and positives), historical facts and memorabilia, bound files of such back issues, electronic archives, and microfilm and microfiche reproductions of such back issues.
“Multiemployer Plan” has the meaning specified in Section 4.13(d).
“MVH” means Mission Valley Holdings, LLC.
“MVH Mortgage” has the meaning specified in Section 2.1.
“MVH Real Property” shall mean the “Project” as defined in the Lease.
“MVHM” means Mission Valley Holdings Manager, LLC.
“Net Working Capital” has the meaning specified in Section 2.4(a).
“Open Source Code” means any Software source, object or other code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form

LEGAL123381588.30

under “copyleft” or terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, Berkeley Software Distribution License, Open Source Initiative License, Sun Community Source License and the like.
“Other Consent” means any consent, approval, license, certificate, covenant, waiver, authorization, novation or notice of or to any Person, arising under any Material Contract or otherwise, other than a Government Consent.
“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.
“PBGC” has the meaning specified in Section 4.13(e).
“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, warehouseman’s, landlord’s and similar Liens with respect to any amounts not yet due or payable, (ii) Liens for Taxes not yet delinquent, or which are being contested in good faith through appropriate proceedings and for which adequate reserves therefor have been established in accordance with GAAP, (iii) Liens securing rental payments under capital leases arising or incurred in the ordinary course of business, (iv) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money which do not materially adversely impair the present use of the applicable assets, and (v) the Permitted Real Property Liens.
“Permitted Real Property Liens” means Liens on real property (including easements, covenants, rights of way and similar restrictions) that (i) do not materially impair the current use of such real property, or (ii) are described in clause (i) or (ii) of the definition of Permitted Liens.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Data” means a natural person’s name, street address, telephone number, e‑mail address, photograph, social security number, driver’s license number, credit card number, passport number, or customer or account number, any other piece of information that allows the identification of a natural person that pertain to any past or present personnel of the Company or its Subsidiaries or any users of any of the Company Products.
“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and, in the case of a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Pre-Closing Taxes” means (i) Taxes of or imposed on or with respect to any member of the Company Group attributable to Pre-Closing Tax Periods (in the case of any Straddle Period, as determined in accordance with Section 9.2(e)), including Taxes arising out of the Spin-Off, (iii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, foreign or other Law or regulation, and (iv) Taxes of any Person (other than a member of the Company Group (excluding the Excluded Companies)) imposed on any member of the Company Group (other than the Excluded Companies) as a transferee or successor, by Contract or pursuant to any Law, rule, or regulation, or otherwise, which Taxes relate to an event or transaction occurring before the Closing.

LEGAL123381588.30

“Preliminary Closing Balance Sheet” has the meaning specified in Section 2.3.
“Prior Company Counsel” has the meaning specified in Section 13.14.
“Privacy Policy” means each privacy policy of the Company or its Subsidiaries, including any privacy policy specifically applicable to (a) the privacy of subscribers and users of the Company Products during the applicable period of such Privacy Policy, (b) the collection, storage, disclosure, and transfer of any Personal Data during the applicable period of such Privacy Policy, and (c) any Personal Data contained in employee information maintained by the Company during the applicable period of such Privacy Policy.
“Purchase Price” has the meaning specified in Section 2.2.
“Qualified Plan” has the meaning specified in Section 4.13(c).
“Reference Balance Sheet” has the meaning specified in Section 2.3.
“Registered IP” has the meaning specified in Section 4.21(a).
“Registration Rights Agreement” means the Registration Rights Agreement in the form of attached Exhibit G.
“Restricted Cash” means the cash held in a certificate of deposit used to collateralize the Insurance Letters of Credit.
“SDUT” means The San Diego Union‑Tribune, LLC, a Delaware limited liability company.
“SDUT Pension Plan” means The San Diego Union-Tribune LLC Retirement Plan, plan number 001, as originally effective as of January 1, 1954, and as thereafter amended from time to time.
“SEC” has the meaning specified in Section 6.7(a).
“Securities Act” has the meaning specified in Section 5.7.
“Seller” has the meaning specified in the preamble hereto.
“Seller Parties” has the meaning specified in the preamble hereto.
“Software” means any and all computer programs, software (including object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, documentation related to any of the foregoing and all other tangible embodiments thereof.
“Special Cap” has the meaning specified in Section 8.7(b).
“Spin-Off” has the meaning specified in Section 2.1.
“Straddle Period” has the meaning specified in Section 9.2(e).
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

LEGAL123381588.30

“Systems” means servers, computers, hardware systems, circuits, networks and other computer and telecommunications assets and equipment.
“Tax Distributions” means distributions by the Company to Seller in amounts reasonably calculated to permit Seller (or the direct or indirect owners of Seller, to the extent Seller is fiscally transparent for applicable Tax purposes) to pay federal and state income Taxes, franchise Taxes and other similar Taxes incurred in respect of the assets or operations of the Company Group.
“Tax Returns” means any return, declaration, report, statement or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any schedules or attachments thereto and any amendments of or supplements to any of the foregoing.
“Taxes” means (i) all federal, state, local, foreign or other taxes of any kind whatsoever, or however denominated (whether disputed or not), including without limitation all income, gross receipts, license, payroll, employment, excise, severance, stamp, escheat, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add‑on minimum or estimated taxes, and including any interest, penalty or addition thereto, in each case, imposed by a Governmental Authority and (ii) any liability for payment of amounts described in clause (i) as a result of being (or ceasing to be) a member of any affiliated group as defined in Section 1504 of the Code, or being a member of any analogous combined, consolidated or unitary group defined under state, local, foreign or other Law (or being included (or required to be included) in any Tax Return relating thereto), as a transferee or successor, or otherwise pursuant to any Law, rule, or regulation.
“TCPA Litigation” means the case entitled Amanda Stone v. The San Diego Union‑Tribune, LLC, SDCA Case No. 3:15-cv-00237-BEN-KSC.
“Third Party Claim” has the meaning specified in Section 8.4(a).
“Third Party Content” means content, video, data, or advertisements of any kind or description that is displayed on or through a Company Product pursuant to a Contract between a third party and the Company.
“Title IV Plan” has the meaning specified in Section 4.13(e).
“Transaction Documents” mean this Agreement and the other agreements and certificates (i) delivered by the Seller Parties, the Company or their Affiliates to Acquiror and (ii) delivered by Acquiror or its Affiliates to the Seller Parties, the Company or their Affiliates, in each case, pursuant to Article III or Article X hereof, at or prior to the Closing.
“Transfer Taxes” means all transfer, sales, use, documentary, and stamp Taxes, all conveyance fees and recording charges and all other similar Taxes, fees and charges incurred in connection with the transactions contemplated by this Agreement, excluding the Spin-Off.
“Tribune Common Stock” has the meaning specified in Section 2.2.
“Tribune Publishing Company SEC Documents” has the meaning specified in Section 6.7(a).
“Trust Seller” has the meaning specified in the preamble hereto.

LEGAL123381588.30

“Trust Seller Debt” means that certain agreement or arrangements between the Company or its Subsidiaries and Trust Seller relating to the payment of approximately $16,053,000 during June 2014 by Trust Seller to Company for purposes of paying off a Company credit facility with Bank of America.
“Trust Seller Debt Affidavit” has the meaning specified in Section 3.2(f).
“U-T San Diego Business” means each of (a) other than the Excluded Assets, the business comprised of all assets held by Seller or its Subsidiaries as of immediately prior to Closing, and (b) the publishing businesses conducted by or proposed to be conducted by the Company and its Affiliates (including but not limited to Seller, UT Community News, UT-TV, LLC, Manchester Freedom, LLC and Project Safari Real Property Holdings, LLC), including: (i) publishing The U-T San Diego newspaper and its internet site www.UTSanDiego.com; (ii) publishing the Night + Day and Discover SD weekly entertainment guide and website, www.discoversd.com; (iii) publishing the Spanish-language products, Enlace, Vida Latina San Diego, and SanDiegoRed.com; (iv) U-T TV, a digital platform that provides contents, news and programming; (v) publishing local community papers; (vi) the newspaper formerly known as North County Times; (vii) except to the extent an Excluded Asset, all assets related to each of these; (viii) publishing all Sunday editions of the foregoing publications; and (ix) except to the extent an Excluded Asset, operating a commercial printing, production and distribution business and a paper handling and storage business and the other operations conducted by the Company and its subsidiaries in connection with such business.
“Wire Instructions” means the wire instructions set forth on attached Exhibit E.
“Woodard Litigation” means the case entitled Woodard v. The San Diego Union‑Tribune, LLC, San Diego Superior Court Case No. 37‐2014‐00012003‐CU‐OE‐CTL.
“Working Capital Adjustment Amount” has the meaning specified in Section 2.4(c).
“Working Capital Target Amount” means negative Three Million Dollars (-$3,000,000).
1.2    Construction.
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

LEGAL123381588.30

(d)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
1.3    Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean (a) the actual knowledge of, (i) in the case of the Company or Seller, Douglas F. Manchester, Richard V. Gibbons, Ryan Kiesel, and Chris Lipp, (ii) in the case of Trust Seller, Douglas F. Manchester, (iii) in the case of Individual Seller (including in his capacity as a Seller), Individual Seller and (iv) in the case of Acquiror, the executive officers of Acquiror, and (b) the knowledge that each such person listed in (a) would reasonably be expected to obtain in the course of diligently performing his or her duties.
ARTICLE II.
PURCHASE AND SALE OF INTERESTS
2.1    Purchase and Sale of Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Acquiror, and Acquiror shall purchase and accept from Seller, all of the Company Interests owned by Seller, free and clear of all Liens, but excluding the Excluded Assets. The parties hereby acknowledge that, notwithstanding anything to the contrary in this Agreement, Company will distribute the Excluded Assets to the Trust Seller and MVH immediately prior to the Closing in accordance with the provisions of the definition of Excluded Assets (such distribution, the “Spin-Off”). For avoidance of doubt, the Spin-Off shall include the distribution to the Trust Seller of all obligations under that certain Promissory Note Secured by Deed of Trust originally dated October 18, 2012 by MVH in favor of American National Insurance Company for a mortgage on the MVH Real Property (the “MVH Mortgage”) and all documents and agreements attendant to the MVH Mortgage.
2.2    Purchase Price. Subject to the adjustments set forth in this Agreement, the aggregate purchase price (the “Purchase Price”) payable by Acquiror to Seller or such other Persons as set forth herein for the Company Interests shall be $85,000,000, which shall consist of (a) the Closing Cash Payment (as defined below) and (b) the issuance and delivery at Closing of an aggregate number of shares of common stock of Tribune Publishing Company, par value $0.01 per share (the “Tribune Common Stock”), equal to the quotient obtained by dividing (i) $12,000,000 by (ii) the Average Trading Price; provided, that in the event of any stock split, reverse stock split, stock dividend or dividend payable in other securities, reorganization, reclassification, merger, combination, recapitalization, or other like event that occurs after the date hereof and prior to the Closing (or in respect of which a record date or effective date, as applicable, has been declared and passed within such period) that changes the outstanding shares of Tribune Common Stock into a different number of shares or a different class of stock, then any number, amount or definition contained herein that is used for purposes of determining the number of shares of Tribune Common Stock to be received by Seller or such other Persons as set forth herein for the Company Interests will be appropriately adjusted to provide Seller or such Persons with the same economic effect as contemplated by this Agreement prior to such event; provided, further, that the aggregate payment hereunder to be made in the form of shares of Tribune Common Stock shall be made only in whole shares of Tribune Common Stock, and any

LEGAL123381588.30

fractional share shall be rounded up to the nearest whole share. Subject to the adjustments set forth in this Agreement, the “Closing Cash Payment” shall be an amount equal to:
(a)    $73,000,000
(b)    plus, any Estimated Net Working Capital Surplus Amount, if any;
(c)    less, any Estimated Net Working Capital Deficit Amount, if any;
and
(d)    less the sum of (i) the Estimated Acquisition Expenses, (ii) any and all amounts outstanding under the MFG Note as of the Closing, including, without limitation, any and all accrued interest, prepayment penalties or other amounts due and owing thereunder (which amounts under the MFG Note shall be paid to MFG at the Closing) (iii) any and all amounts outstanding relating to the Trust Seller Debt including, without limitation, any and all accrued interest, prepayment penalties or other amounts due and owing thereunder (which amounts under the Trust Seller Debt shall be paid to Trust Seller at the Closing) and (iv) the amount of any Funded Debt of the Company Group outstanding as of the Closing other than the MFG Note and the Trust Seller Debt to the extent accounted for in clause (ii) and (iii) herein and the Contingent Seller Notes.
Not less than three (3) Business Days prior to the Closing Date, the Seller shall deliver to Acquiror, in a form reasonably acceptable to Acquiror, a spreadsheet certified by an authorized officer of the Seller setting forth the Seller’s calculation of the Closing Cash Payment calculated in accordance with this Section 2.2 and including all amounts outstanding under the MFG Note, all amounts outstanding under the Trust Seller Debt and all other Funded Debt (the “Closing Date Payment Spreadsheet”).
2.3    Estimated Net Working Capital Amount; Estimated Acquisition Expenses. Not less than five (5) Business Days prior to the Closing Date and in no event more than seven (7) Business Days prior to the Closing Date, the Company shall prepare (in consultation with Acquiror) and deliver to Acquiror (1) an unaudited estimated consolidated balance sheet of the Company and its Subsidiaries as of the opening of business on the Closing Date; provided, however, that such balance sheet shall reflect the Spin-Off and Asset Transfer (the “Preliminary Closing Balance Sheet”), and (2) a certificate signed by an officer of the Company certifying on behalf of the Company as to, in each case as of the opening of business on the Closing Date: (a) its good faith estimate of (i) Closing Date Net Working Capital based upon the financial information reflected in the Preliminary Closing Balance Sheet (“Estimated Closing Date Net Working Capital”) and (ii) the aggregate amount of Acquisition Expenses (“Estimated Acquisition Expenses”) and (b) the Company’s calculation of any Estimated Net Working Capital Deficit Amount or Estimated Net Working Capital Surplus Amount. The Preliminary Closing Balance Sheet shall be prepared (A) using the books and records of the Company and its Subsidiaries (after giving effect to the Spin-Off and Asset Transfer) and in accordance with United States generally accepted accounting principles (“GAAP”) (except that it is an estimate), applied in a manner consistent with the preparation of the unaudited balance sheet for March 31, 2014 included in the MLIM Interim Financial Statements delivered pursuant to Section 4.8 (the “Reference Balance Sheet”) (except that the Preliminary Closing Balance Sheet shall reflect the Spin-Off and Asset Transfer), and (B) in accordance with the definition of Net Working Capital set forth in this Agreement and the illustrative calculation of Net Working Capital attached hereto as Exhibit F. The Company shall give Acquiror and its representatives timely access to all information and reasonable access to employees as Acquiror or its representatives shall reasonably request in connection with the foregoing items, including reasonable supporting documentation and/or all work

LEGAL123381588.30

papers of the personnel who prepared such items (with respect to the auditors of the Company and its Subsidiaries, subject to the execution of customary work paper access letters if requested). In the event that Acquiror notifies the Company, in writing, at least one (1) Business Day prior to the Closing Date, that it disputes the amounts of any of the estimates described above, the parties shall cooperate in good faith to resolve any such dispute as promptly as practicable; provided, that (I) if, prior to the Closing, the parties agree in writing to any changes to any of the estimates described above, such estimate(s) shall be modified as so agreed and (II) if the parties are unable, prior to the Closing, to agree on adjustments to such disputed estimates, then the certificate delivered by the Company pursuant to this Section 2.3 shall control with respect thereto, subject to any modifications to which the parties have agreed in writing. No later than one (1) Business Day prior to the Closing, the Company shall provide Acquiror with wire instructions, to the extent available, for each Person entitled to a portion of the Acquisition Expenses estimated in the Company’s certificate.
2.4    Adjustment Amount.
(a)    As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Acquiror shall prepare and deliver to Seller (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries reflecting the Spin-Off and Asset Transfer (the “Closing Balance Sheet”), (ii) a calculation of Net Working Capital (“Closing Date Net Working Capital”) based upon the financial information reflected in the Closing Balance Sheet, and (iii) a calculation of the Acquisition Expenses (the “Actual Acquisition Expenses”) in each case, calculated as of the opening of business on the Closing Date; provided, however, that such calculations shall reflect the Spin-Off and Asset Transfer. The Closing Balance Sheet shall be prepared (A) using the books and records of the Company and its Subsidiaries (after giving effect to the Spin-Off and Asset Transfer) and in accordance with GAAP, applied in a manner consistent with the preparation of the Reference Balance Sheet (except that the Closing Balance Sheet shall reflect the Spin-Off and Asset Transfer), and (B) in accordance with the definition of Net Working Capital set forth in this Agreement and the illustrative calculation of Net Working Capital attached hereto as Exhibit F. Following the Closing, Acquiror shall provide Seller and its representatives timely access to all information and reasonable access to the employees of the Company and its Subsidiaries (during regular business hours, in such manner as to not interfere with the normal operation of Acquiror and the Company and its Subsidiaries) as Seller may reasonably request in connection with the foregoing items, including reasonable documentation and/or all work papers of the personnel who prepared such items (with respect to the auditors of the Company and its Subsidiaries, subject to the execution of customary work paper access letters if requested) and shall cause the personnel of the Company and its Subsidiaries to cooperate with Seller in connection with its review of the Closing Balance Sheet. “Net Working Capital” as of any date shall mean (i) the consolidated current assets of the Company and its Subsidiaries (after giving effect to the Spin-Off and Asset Transfer) as of such date (excluding deferred Tax assets), minus (ii) the consolidated current liabilities of the Company and its Subsidiaries (after giving effect to the Spin-Off and Asset Transfer) as of such date (excluding (x) deferred Tax liabilities, (y) the Acquisition Expenses, and (z) the MFG Note, the Trust Seller Debt, the MVH Mortgage, and accruals related to Carrier Litigation) in each case, calculated in accordance with GAAP applied in a manner consistent with the preparation of the Reference Balance Sheet (except that such calculations shall be made after giving effect to the Spin-Off and Asset Transfer) and the illustrative calculation of Net Working Capital attached hereto as Exhibit F; provided, however, that, for purposes of calculating Net Working Capital, “current assets” and “current liabilities” shall include line items substantially the same as those included as “current assets” and “current liabilities” in the illustrative calculation of Net Working Capital attached hereto as Exhibit F.

LEGAL123381588.30

(b)    If Seller shall disagree with the calculation of Closing Date Net Working Capital and/or the Actual Acquisition Expenses, it shall notify Acquiror of such disagreement in writing within forty‑five (45) days after its receipt of the Closing Balance Sheet. In the event that Seller does not provide such a notice of disagreement within such forty‑five (45) day period, Seller shall be deemed to have accepted the Closing Balance Sheet and the calculation of Closing Date Net Working Capital and the Actual Acquisition Expenses delivered by Acquiror, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Acquiror and Seller shall use reasonable best efforts for a period of forty‑five (45) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital and/or Actual Acquisition Expenses. If, at the end of such period, they are unable to resolve such disagreements, then an independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Acquiror and Seller (the “Auditor”) shall resolve any remaining disagreements. Each of Acquiror and Seller shall promptly provide their assertions regarding the Closing Date Net Working Capital and/or Actual Acquisition Expenses and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Auditor and to each other. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than forty‑five (45) days following the day on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which the Closing Date Net Working Capital and/or Actual Acquisition Expenses require adjustment (only with respect to the remaining disagreements submitted to the Auditor). The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital and Actual Acquisition Expenses are finally determined in accordance with this Section 2.4 is hereinafter referred to as the “Determination Date.” The Auditor shall not assign any value to Closing Date Net Working Capital or Actual Acquisition Expenses that is higher than the highest amount proposed by Acquiror or Seller or lower than the lowest amount proposed by Acquiror or Seller. All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Acquiror, on the one hand, and Seller, on the other, in proportion to the allocation of the dollar value of the amounts in dispute between Acquiror and Seller made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses.
(c)    The “Adjustment Amount,” which may be positive or negative, shall mean the Working Capital Adjustment Amount plus the Acquisition Expenses Adjustment Amount. The “Working Capital Adjustment Amount” shall mean Closing Date Net Working Capital (as finally determined in accordance with Section 2.4), minus Estimated Closing Date Net Working Capital. The “Acquisition Expenses Adjustment Amount” shall mean the Estimated Acquisition Expenses minus the Actual Acquisition Expenses (as finally determined in accordance with Section 2.4). If the Adjustment Amount is a positive number, then the Purchase Price shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, the Purchase Price shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 2.4(d).
(d)    If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, Acquiror shall pay to Seller an amount in cash equal to the Increase Amount. If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five

LEGAL123381588.30

(5) Business Days of the Determination Date, Seller shall pay to Acquiror an amount in cash equal to the Deficit Amount.
2.5    Withholding. Notwithstanding any other provision of this Agreement, Acquiror, the Seller Parties and the Company shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, to any Person such amounts that Acquiror, the Seller Parties and the Company, respectively, are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and duly deposited with the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The parties hereto shall make commercially reasonable efforts to cooperate in good faith to minimize any amounts that Acquiror is required to deduct or withhold.
2.6    Purchase Price Allocation. Acquiror shall allocate the Purchase Price among the assets of the Company Group (other than the Excluded Companies) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”). Acquiror shall deliver to the Seller its proposed Allocation within ninety (90) days after the Determination Date. Acquiror and the Seller shall work in good faith to resolve any disputes relating to the Allocation within sixty (60) days of Acquiror’s delivery of the proposed Allocation. If at the end of such period Acquiror and the Seller are unable to resolve any such disputes, then the Seller shall not be bound by Acquiror’s proposed Allocation, and each of Acquiror and the Seller shall be entitled to file its Tax Returns (including Internal Revenue Service Form 8594), and prepare its financial statements and other documents that may be affected by the Allocation in such manner as it deems appropriate in its sole discretion. If, and only if, the parties are able to reach agreement on the Allocation, then the parties hereto shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with the Allocation.
ARTICLE III.
CLOSING
3.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the purchase and sale of the Company Interests and the other transactions contemplated hereby (the “Closing”) shall take place upon the later of (a) June 12, 2015, and (b) as soon as practicable after satisfaction or waiver of the last to be fulfilled of the conditions in Article X (other than those conditions that are to be satisfied at Closing), at such time and place as Acquiror and Seller may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
3.2    Company Closing Deliveries. At the Closing, the Company shall deliver (or cause to be delivered) to Acquiror all of the following:
(a)    the written resignation of each of the Manager(s) and officers of the Company and each of its Subsidiaries;
(b)    a certificate of the Secretary of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Acquiror, certifying and attaching: (A) the certificate of formation of the Company and the limited liability company agreement of the Company (“LLC Agreement”); (B) the unanimous written consent of the member of the Company authorizing, approving and adopting this Agreement and the other transactions contemplated hereby; and (C) the

LEGAL123381588.30

incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;
(c)    evidence of termination of the employment by Company or any of its Subsidiaries of each of the individuals listed on Exhibit A;
(d)    a non-foreign affidavit, duly executed by the Seller in accordance with Section 1445 and the Treasury Regulations thereunder;
(e)    evidence in form and substance reasonably satisfactory to Acquiror of the termination and cancellation of the MFG Note, the termination of any and all Liens in respect thereof, including, without limitation, that certain UCC Financing Statement (#20114715747) filed with the Delaware Secretary of State on December 8, 2011, and the return to the Company of any and all collateral pledged by or on behalf of the Company or any of its Subsidiaries in connection therewith;
(f)    with respect to the Trust Seller Debt, (i) a promissory note in form and substance reasonably satisfactory to Acquiror, duly executed by Company and Trust Seller, memorializing the Trust Seller Debt, (ii) an affidavit in form and substance reasonably satisfactory to Acquiror, duly executed by Company, confirming the Trust Seller Debt as bona fide debt of Company made in the ordinary course of the Company’s business and not in anticipation of the transactions contemplated by this Agreement (the “Trust Seller Debt Affidavit”), and (iii) evidence in form and substance reasonably satisfactory to Acquiror of the termination and cancellation of the promissory note delivered pursuant to (i) above;
(g)    such instruments as are reasonably acceptable to Acquiror evidencing the Spin-Off and which shall be deemed effective immediately prior to the effectiveness of the assignment of membership interests set forth in Section 3.3(a);
(h)    such instruments as are reasonably acceptable to Acquiror pursuant to which all assets that are primarily related to the U-T San Diego Business (other than the Excluded Assets) and that are owned by Affiliates of the Seller Parties, other than the Company or its Subsidiaries, are transferred and assigned to the Company or its Subsidiaries in a manner reasonably acceptable to Acquiror (the “Asset Transfer”);
(i)    evidence of the purchase by the Company of a D&O Tail Policy;
(j)    a spreadsheet certified by the Seller setting forth Seller’s calculation of the portion of the Purchase Price payable at Closing, calculated in accordance with Section 2.2; and
(k)    payoff letters in customary form satisfactory to Acquiror (specifying effectiveness upon receipt of payment and providing releases satisfactory to Acquiror) with respect to all payments relating to the MFG Note and the Trust Seller Debt in amounts not greater than the amounts set forth in the Closing Date Payment Spreadsheet executed by MFG and the Trust Seller as applicable.
3.3    Seller Party Closing Deliveries. At the Closing, the Seller Parties and Seller, as applicable, shall deliver (or cause to be delivered) to Acquiror all of the following:
(e)    An assignment of membership interests, in a form to be agreed upon by Acquiror and the Seller Parties, representing all of the Company Interests held by Seller, duly executed, free and clear of all Liens;

LEGAL123381588.30

(f)    a spreadsheet setting forth the Persons to whom Acquisition Expenses are payable and each such Person’s portion of the Estimated Acquisition Expenses, and a payoff letter from each such Person in form and content reasonably satisfactory to Acquiror;
(g)    a certificate of the Secretary of Seller, dated as of the Closing Date and in form and substance reasonably satisfactory to Acquiror, certifying and attaching: (A) the certificate of formation and limited liability company agreement of Seller; (B) the unanimous written consent the members of the Seller authorizing, approving and adopting this Agreement and the other transactions contemplated hereby; and (C) the incumbency and signatures of the officers of the Seller executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Seller pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;
(h)    a properly completed IRS Form W‑9 or applicable IRS Form W‑8, as applicable, certifying as to Seller’s exemption from U.S. federal backup withholding;
(i)    such instruments as are reasonably acceptable to Acquiror evidencing the Spin-Off;
(j)    a counterpart signature page to the Trust Seller Debt Affidavit;
(k)    such instruments as are reasonably acceptable to Acquiror evidencing the Asset Transfer;
(l)    the Lease and the Lease Assignment, each executed by MFG. The Parties acknowledge that the Lease Assignment will be deemed fully executed and delivered prior to the execution of the Lease; and
(m)    the Registration Rights Agreement.
3.4    Acquiror Closing Deliveries. At the Closing, Acquiror shall deliver (or cause to be delivered) all of the following:
(a)    To Seller or its designee, by wire transfer of immediately available funds in accordance with the Wire Instructions, an amount equal to the Closing Cash Payment;
(b)    To Seller or its designee, a certificate representing the shares of Tribune Common Stock as set forth in Section 2.2 or evidence that such shares have been issued in book entry form, free and clear of any Liens, other than transfer restrictions under applicable federal and state securities laws;
(c)    To MFG, payment in full for all amounts due and owing under the MFG Note as set forth in the Closing Date Payment Spreadsheet;
(d)    To Trust Seller, payment in full for all amounts due and owing under the Trust Seller Debt as set forth in the Closing Date Payment Spreadsheet;
(e)    To Seller, the Lease and the Lease Assignment, each executed by SDUT;
(f)    The Registration Rights Agreement; and
(g)    Evidence of the issuance of new letters of credit in favor of Sentry Insurance (as holder of cash in the amount of $75,000 serving as Insurance Collateral) and each of the insurance company beneficiaries of the Insurance Letters of Credit such that the Insurance Collateral will no

LEGAL123381588.30

longer be required as collateral for obligations of the Company or its Subsidiaries to such insurance companies.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Schedules to this Agreement, the Company represents and warrants to Acquiror as of the date of this Agreement as follows:
4.1    Corporate Organization of the Company. The Company has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has all necessary power and authority to own, lease and use its properties and assets and to conduct its business as it is now being conducted. The copies of the certificate of formation of the Company and of the LLC Agreement made available to Acquiror are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign limited liability company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except such jurisdictions where the failure to be so licensed or qualified would not be, individually or in the aggregate, material. The Company is not in violation of its certificate of formation or the LLC Agreement.
4.2    Subsidiaries. The Subsidiaries of the Company are set forth on Schedule 4.2. The Subsidiaries have been duly formed and are validly existing as limited liability companies under the laws of their jurisdiction of incorporation or organization, in each case as set forth on Schedule 4.2, and have the power and authority to own, lease and use their properties and assets and to conduct their business as it is now being conducted. The Company has made available to Acquiror true, correct and complete copies of the certificate of formation and limited liability company agreement of each of its Subsidiaries. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra‑provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be, individually or in the aggregate material. None of the Subsidiaries is in violation of its certificate of formation or limited liability company agreement.
4.3    Due Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and under each other Transaction Document to which it is or, at the Closing will become, a party, and to perform its obligations hereunder and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of managers of the Company, and no other proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Document. This Agreement and each other Transaction Document to which the Company is or, at the Closing, will become a party, have been or, at the Closing, will be, as the case may be, duly and validly executed and delivered by the Company and (assuming the due authorization and valid execution and delivery of this Agreement by Acquiror) constitute, or with respect to any Transaction Document to be executed at Closing, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

LEGAL123381588.30

4.4    No Conflict. Subject to the receipt of the Government Consents and Other Consents set forth on Schedule 4.5 and except as set forth on Schedule 4.4, the execution and delivery by the Company of this Agreement, or any other agreement or document contemplated by this Agreement, and the consummation or performance of the transactions contemplated hereby and thereby do not and will not: (a) contravene, conflict with or result in a violation of the certificate of formation, the limited liability company agreement or other organizational documents of the Company or any of its Subsidiaries; (b) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any Governmental Order to which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject; (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any required Governmental Authorization; (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract; (e) give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract; or (f) result in the imposition or creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, other than Permitted Liens.
4.5    Notices and Consents. Except as set forth on Schedule 4.5, no Government Consent or Other Consent or notice under any Contract or Material Permit is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement, or any other agreement or document contemplated by this Agreement, or the consummation of the transactions contemplated hereby and thereby.
4.6    Capitalization of the Company.
(a)    The membership interests of the Company consist solely of the Company Interests, which are held as set forth on Schedule 4.6(a). All of the issued and outstanding Company Interests have been duly authorized and validly issued and were not issued in violation of any Person’s preemptive or other purchase rights.
(b)    The Company has not granted any interest in, or option or other right (contingent or otherwise), including any right of first refusal or right of first offer, to acquire membership interests or any equity or other ownership interest in the Company. Except as set forth in the LLC Agreement, the Company is not, and no other Person is, a party to any (i) voting trust or agreement, membership agreement, pledge agreement, buy‑sell agreement, right of first refusal, preemptive right, stock appreciation right, redemption or repurchase right, anti‑dilutive right or proxy relating to the Company Interests or the Company, (ii) Contract restricting the transfer of, or requiring the registration for sale of, the Company Interests, or (iii) option, warrant, call, right or other Contract to issue, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any membership interests or equity or other ownership interest of the Company or agreement to enter into any Contract with respect thereto.
4.7    Capitalization of Subsidiaries. The Company or one of its wholly owned Subsidiaries, in each case as set forth on Schedule 4.7, own of record and beneficially all the membership interests of the Company’s Subsidiaries free and clear of any Liens. None of the Company’s Subsidiaries have granted any interest in, or option or other right (contingent or otherwise), including any right of first

LEGAL123381588.30

refusal or right of first offer, to acquire the membership interests or any equity or other ownership interest in any of the Company’s Subsidiaries. Except as set forth in the limited liability company agreements of the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries is, nor is any other Person, a party to any (i) voting trust or agreement, membership agreement, pledge agreement, buy‑sell agreement, right of first refusal, preemptive right, stock appreciation right, redemption or repurchase right, anti‑dilutive right or proxy relating to the Company’s Subsidiaries or their membership interests, (ii) Contract restricting the transfer of, or requiring the registration for sale of, the membership interests of the Company’s Subsidiaries, or (iii) option, warrant, call, right or other Contract to issue, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any membership interests or equity or other ownership interest of the Company’s Subsidiaries or agreement to enter into any Contract with respect thereto.
4.8    Financial Statements.
(a)    The Company has made available to Acquiror (i) the audited consolidated balance sheets and statements of income, cash flow and changes in members’ equity of the Company and its Subsidiaries as of December 31, 2012, December 29, 2013 and January 4, 2015 and for the fiscal years ended December 31, 2012, December 29, 2013 and January 4, 2015, in each case together with the auditor’s reports thereon (the “MLIM Audited Financial Statements”) and, (ii) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and its Subsidiaries as of March 31, 2015 and for the three-month period then ended (the “MLIM Interim Financial Statements” and, together with the MLIM Audited Financial Statements, the “MLIM Financial Statements”). The MLIM Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such MLIM Financial Statements and have been prepared in conformity with GAAP consistently applied throughout the periods covered (except in the case of the MLIM Interim Financial Statements for the absence of footnotes and for normal year‑end adjustments, which individually and in the aggregate are not expected to be material).
(b)    The Company has made available to Acquiror a pro forma unaudited consolidated balance sheet and statements of income and cash flow of the Company and its Subsidiaries specifically excluding the Excluded Assets and including any assets transferred in the Asset Transfer, in each case as of December 29, 2013 and January 4, 2015 and March 31, 2015 and for the fiscal years ended December 29, 2013 and January 4, 2015 and the three-month period ended March 31, 2015 (collectively, the “Company Pro Forma Financial Statements”). The Company Pro Forma Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries (excluding the Excluded Assets and including any assets transferred in the Asset Transfer), as of the dates and for the periods indicated in such Company Pro Forma Financial Statements and have been prepared in conformity with GAAP consistently applied throughout the periods covered (except for (i) the exclusion of the Excluded Assets and inclusion of the assets transferred in the Asset Transfer and (ii) the absence of footnotes and for normal year-end adjustments, which individually and in the aggregate are not expected to be material).
(c)    The books, records and accounts of the Company and its Subsidiaries accurately and fairly reflect, in all material respects and in reasonable detail, the transactions in and dispositions of the assets of the Company and its Subsidiaries. Schedule 4.8(c) lists, and the Company has made available to the Acquiror, copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) effected by the Company since

LEGAL123381588.30

December 31, 2011. The Company (including its Subsidiaries) maintains internal accounting controls sufficient to provide reasonable assurances that (w) transactions by the Company and its Subsidiaries are executed in accordance with the general or specific authorizations of management of the Company or its Subsidiaries, as applicable, (x) transactions of the Company and its Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (y) access to assets of the Company and its Subsidiaries is permitted only in accordance with the general or specific authorization of management of the Company or its Subsidiaries, as applicable, and (z) the recorded accountability for assets of the Company and its Subsidiaries is compared with the existing assets of the Company or its Subsidiaries, as applicable, at reasonable intervals and appropriate action is taken with respect to any differences.
4.9    Undisclosed Liabilities. As of the date of this agreement, except as disclosed on Schedule 4.9, there is no liability, duty, debt or obligation of or claim against the Company or any of its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on the MLIM Interim Financial Statements or disclosed in the notes thereto, (ii) that (A) have arisen since the date of the most recent balance sheet included in the MLIM Interim Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, and (B) are not materially greater in the aggregate than the amount of liabilities set forth in the MLIM Interim Financial Statements, (iii) that are which have been incurred in connection with the negotiation and execution of this Agreement and which if unpaid as of Closing will result in a reduction in Purchase Price in accordance with Section 2.2, (iv) pursuant to any Material Contract to which the Company or any of its Subsidiaries is party (other than liabilities attributable to any breach or default thereof by the Company or any of its Subsidiaries), or (v) attributable to the Contingent Seller Notes, the MFG Note, the Trust Seller Debt, the Carrier Litigation, the SDUT Pension Plan or the Insurance Letters of Credit. The Contingent Seller Notes, the MFG Note, the Trust Seller Debt and the MVH Mortgage are the only Funded Debt of the Company and its Subsidiaries.
4.10    Litigation and Proceedings; Government Orders. Except for Actions under Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.23), except for the Carrier Litigation or matters disclosed on Schedule 4.10, there are no, and have not been since December 5, 2011 any pending or, to the knowledge of the Company, threatened, Actions at law or in equity or, investigations pending before or, to the knowledge of the Company, threatened by any Governmental Authority against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any present or former officer, director or employee of the Company or any of its Subsidiaries in his or her capacity as such. There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders outstanding against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any action that (i) would reasonably be expected to constitute a libel, slander or defamation of any party, or (ii) has, within the past three (3) months, been the subject of an internal investigation by the Company or any of its Subsidiaries.
4.11    Legal Compliance. Except for compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.23) and except for the Carrier Litigation:
(a)    the Company and its Subsidiaries are and have at all times been in compliance in all material respects with the Laws that are applicable to it or to the conduct of its business or the ownership or use of any of its assets;

LEGAL123381588.30

(b)    no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply in all material respects with, applicable Laws; and
(c)    neither the Company nor any of its Subsidiaries has received any written notice or other communication (in writing or, to the knowledge of the Company, otherwise) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply in all material respects with, applicable Laws.
4.12    Contracts; No Defaults.
(a)    Schedule 4.12 contains a listing of all Contracts described in clauses (i) through (xv) below to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are bound, as of the date of this Agreement (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been made available to Acquiror or its agents or representatives.
(i)    Each Contract listed, or required to be listed, on Schedule 4.14(d) or Schedule 4.14(e);
(ii)    Each Contract providing for the indemnification by the Company of any of its officers, directors, employees, or agents, in each case, in their capacity as such, or of any other Person outside of the ordinary course of business;
(iii)    Each Contract that (A) purports to restrict the business activity of the Company or any of its Subsidiaries or any of their Affiliates or to limit the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area including any agreement relating to obligations of exclusivity, rights of first refusal, rights of parity of treatment, grants of most favored nation or best price status, or rights of first negotiation to which Company has granted or is otherwise subject, or (B) imposes any other restriction on the right or ability of Company or any of its Subsidiaries or any of their Affiliates to transact business or deal in any other manner with any Person other than the other party to any such Contract, or (C) purports to restrict the Company or any of its Subsidiaries or any of their Affiliates to solicit or hire for employment or otherwise engage any Person to be an employee or contractor of the Company or from soliciting any existing or potential customer (other than Contracts that do not prohibit the Company from hiring in response to general advertisements) or (D) to distribute any Company Products through any exclusive arrangement;
(iv)    Each Contract requiring the purchase by the Company or any of its Subsidiaries of all or substantially all of its requirements of a particular product from a supplier and involving payments after the date of this Agreement in excess of $100,000 in the aggregate in any calendar year;
(v)    Each Contract relating to the acquisition, transfer, development, sharing, or license of any Intellectual Property that is material to the conduct of the Company’s and/or its Subsidiaries’ respective businesses as currently conducted (except for any Contract with respect to any COTS);
(vi)    Each Contract (other than Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.12(a)) that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company or any

LEGAL123381588.30

of its Subsidiaries of more than $500,000 in (A) calendar year 2014 or (B) in the aggregate in subsequent years if the Contract is not terminable without penalty prior to such aggregate payments;
(vii)    Each Contract relating to (A) the acquisition or publishing of third party syndicated content for any of the Company Products, (B) the acquisition of newsprint, (C) third party printing of the Company’s newspaper and (D) the placement of advertisements in the Company Products made with advertisers, advertising agencies and brokers that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $250,000.
(viii)    Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of its Subsidiaries, including any agreement or commitment for future loans, credit or financing, including the amount of the Insurance Letters of Credit (including accrued and unpaid interest thereon) as of the date hereof;
(ix)    Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries, in each case other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;
(x)    Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real property (each, a “Company Lease”) or (B) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property and involves aggregate payments in excess of $100,000 in any calendar year;
(xi)    Each joint venture or similar Contract, partnership agreement or limited liability company agreement to which the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, are parties;
(xii)    Each Contract that involves a sharing of revenues, profits, losses, costs or liabilities with a third party;
(xiii)    Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $100,000 in any calendar year;
(xiv)    Each intercompany Contract of the Company or any of its Subsidiaries; and
(xv)    Any other Contract, if a breach or termination of such Contract would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.
(b)    Each Material Contract is either in written form or a written summary setting forth the material terms and conditions of each oral Material Contract has been made available to Acquiror. Each Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto.
(c)    (i) Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or default under any Material Contract, (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any claim or notice of breach of or default under any Material Contract, and (iii) to the knowledge of the

LEGAL123381588.30

Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any Material Contract (in each case, with or without notice or lapse of time or both). The Company has not received any notice from any party to any Material Contract that such party intends to terminate or materially modify a Material Contract. To the Company’s knowledge, none of the parties to any Material Contract has expressed an intent to terminate or materially reduce the amount of its business with the Company in the future. None of the Excluded Companies is a party to any Material Contract nor are their respective assets bound by any Material Contract.
4.13    Company Benefit Plans.
(a)    Schedule 4.13(a) sets forth a complete list of each plan, agreement, policy, practice or program providing compensation (including deferred compensation and severance) or other benefits of any kind, whether written or unwritten and whether funded or unfunded to any current or former director, officer or employee (including their spouses, children, dependents, survivors and beneficiaries), including each “employee benefit plan” as defined in Section 3(3) of ERISA which is maintained, established, participated in, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate and with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability or obligation (each a “Company Benefit Plan”). “ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code. The Company and each of its Subsidiaries has complied in all material respects with all reporting and disclosure obligations under ERISA, the Code and all other applicable Laws governing the maintenance and administration of each Company Benefit Plan.
(b)    The Company has made available to Acquiror true, correct and complete copies of (i) each Company Benefit Plan, as amended to date, and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules, actuarial and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Benefit Plan; (iii) if the Company Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of the Company Benefit Plan’s assets; (iv) the most recent actuarial valuation report for the Company Benefit Plan; (v) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Benefit Plan; (vi) all written Contracts relating to each Company Benefit Plan, including administrative service agreements and group insurance contracts; (vii) all non‑routine and material correspondence to or from any Governmental Authority relating to any Company Benefit Plan during the current and preceding six calendar years; (viii) all COBRA forms and related form notices currently in use; (ix) all insurance policies in the possession of the Company or any of its Subsidiaries or any of their Affiliates pertaining to fiduciary liability insurance covering the fiduciaries for each Company Benefit Plan (and a description of such insurance policies not in the possession of the Company or any of its Subsidiaries); (x) all discrimination tests required under the Code for each Company Benefit Plan including, without limitation, those Company Benefit Plans intended to be qualified under Section 401(a) of the Code for the three most recently completed plan years; (xi) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (xii) for each Company Benefit Plan that is a “top-hat” plan, a copy of all filings with the U.S. Department of Labor.
(c)    Each Company Benefit Plan has been established, maintained, administered, operated and, except as provided in Section 4.14(e) with respect to the SDUT Pension Plan, funded in all

LEGAL123381588.30

material respects in accordance with its terms and all applicable Laws, including ERISA and the Code (and the regulations and ruling issued thereunder). The Company, each of its Subsidiaries, each ERISA Affiliate and each other Person (including each fiduciary) have properly performed all of their duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to each Company Benefit Plan, including, without limitation, all fiduciary, reporting, disclosure, and notification duties and obligations. All contributions, premiums and other payments required to be paid to (or with respect to) each Company Benefit Plan on or before the Closing Date have been made on or before their respective due dates and within the applicable time period prescribed by ERISA, if any, and all obligations in respect of each Company Benefit Plan as of the Closing Date have been accrued and reflected in the MLIM Interim Financial Statements to the extent required by GAAP (and to the extent not required by GAAP have been set forth in Schedule 4.13(c)). Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (each a “Qualified Plan”) is so qualified and its related trust is exempt from taxation under Section 501(a) of the Code. Each Qualified Plan (A) has received a favorable determination or opinion letter as to its qualification and may continue to rely on an unexpired favorable determination or opinion letter as to its qualification, or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred, or could reasonably be expected to occur, that could adversely affect the qualification or exemption of any Qualified Plan or its related trust or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of any corrective action pursuant to such system in order to maintain the qualified status of any Qualified Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan. Except with respect to the SDUT Pension Plan, each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Acquiror or the Company or any of its Subsidiaries (other than ordinary administration expenses). There are no audits, proceedings or non‑routine inquiries pending, or to the knowledge of the Company, threatened by the Internal Revenue Service, Department of Labor, or any other Governmental Authority with respect to any Company Benefit Plan. Neither the Company nor any of its Subsidiaries or any of their Affiliates is subject to any penalty or Tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
(d)    No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”).
(e)    Except for the SDUT Pension Plan, (i) no Company Benefit Plan is a pension plan that is subject to Title IV of ERISA (any such plan a “Title IV Plan”), and (ii) none of the Company, any of its Subsidiaries, and any ERISA Affiliate has any liability with respect to any Title IV Plan, including any Title IV Plan that is a Multiemployer Plan. The Company has fulfilled its obligations under the minimum funding standards of Section 412 of the Code and Section 302 of ERISA with respect to the SDUT Pension Plan to the extent such obligations have been disclosed in the actuarial valuation reports provided to the Company or its Subsidiaries in connection with its administration of the SDUT Pension Plan, and there is no existing or applied for waiver as to any such minimum funding standards. To the knowledge of the Company, the Company has no obligations under the minimum funding standards of Section 412 of the Code and Section 302 of ERISA with respect to the SDUT Pension Plan for any period that have not been disclosed in an actuarial valuation report with respect to the SDUT Pension Plan. Neither the Company nor any of its Subsidiaries or any of their

LEGAL123381588.30

Affiliates currently maintains, establishes, sponsors, participates in or contributes to, any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA) in which stock of the Company or any of its Subsidiaries or any of their Affiliates is or was held as a plan asset. The Company does not maintain, sponsor, contribute to or have any liability under a Foreign Plan. Except as set forth in Schedule 4.13(e), no “reportable event” within the meaning of Section 4043 of ERISA has occurred with respect to any Company Benefit Plan. There is no Lien pursuant to Section 4068 of ERISA in favor of, or enforceable by the Pension Benefit Guaranty Corporation (the “PBGC”) or any other entity with respect to any of the assets of the Company. There is no Lien pursuant to Section 303(k) of ERISA or Section 430(k) of the Code in favor of, or enforceable by the PBGC or any other entity with respect to any of the assets of the Company that is based on any failure on the part of the Company to fulfill its obligations under the minimum funding standards of Section 412 of the Code and Section 302 of ERISA with respect to the SDUT Pension Plan to the extent such obligations have been disclosed any prior actuarial valuation reports with respect to the SDUT Pension Plan.
(f)    With respect to the Company Benefit Plans, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(g)    No Company Benefit Plan provides (except at no cost to the Company or any of its Subsidiaries or any of their Affiliates), or reflects or represents any liability of the Company or any of its Subsidiaries to provide, retiree life insurance coverage, retiree health benefit coverage or other retiree employee welfare benefit coverage to any Person for any reason, except as may be required by COBRA or other applicable Law.
(h)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will or may result (either alone or in connection with any other circumstance or event) in the acceleration or creation of any rights of any Person to payments (including any bonus, golden parachute or severance payment) or benefits or increases in any payments or benefits or any loan forgiveness, vesting, distribution, or obligation to fund benefits, with respect to any current or former employee, director or consultant of the Company or any of its Subsidiaries (whether or not under any Company Benefit Plan). No such payment that is owed or may become due to any current or former employee, director or consultant of the Company or any of its Subsidiaries will be non‑deductible to the Company and its Subsidiaries under Section 280G of the Code or subject to excise Tax under Section 4999 of the Code. None of the Company or its Subsidiaries is a party to or bound by any Tax indemnity agreement or any other agreement that will require the Company or any of its Subsidiaries to “gross up” or otherwise compensate any such Person because of the imposition of any excise Tax on a payment to such Person.
(i)    Each Company Benefit Plan, employment agreement, or other compensation arrangement of the Company that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in all material respects in compliance with Section 409A of the Code and the regulations thereunder.
(j)    Except as disclosed on Schedule 4.13(j), each Contract with any investment manager, advisor or other professional, including any actuary or trustee, providing services relating to any Company Benefit Plan, including the SDUT Pension Plan, is terminable by the Company or a Subsidiary of the Company, or the SDUT Pension Plan administrator, as applicable, without notice and without additional cost or penalty.

LEGAL123381588.30

4.14    Labor Relations.
(a)    Schedule 4.14(a) sets forth with respect to each employee of the Company and each of its Subsidiaries (including any employee of the Company and each of its Subsidiaries who is on a leave of absence or on layoff status) as of the date of this Agreement:
(i)    the date as of which such employee was originally hired by the Company or one of its Subsidiaries;
(ii)    such employee’s title;
(iii)    the aggregate dollar amount of base salary, annual bonus and commissions received by such employee from the Company with respect to services performed in the last fiscal year; and
(iv)    such employee’s base salary as of the date of this Agreement.
(b)    Except as disclosed on Schedule 4.14(b), the employment of each of the employees of the Company and each of its Subsidiaries is terminable by the Company or each of its Subsidiaries, as applicable, at will. The Company has made available to Acquiror accurate and complete copies of all employee manuals and handbooks, policy statements and other material materials relating to the employment of the current employees of the Company and each of its Subsidiaries.
(c)    To the knowledge of the Company as of the date of this Agreement:
(i)    no management level employee of the Company or any of its Subsidiaries intends within the next twelve (12) months to terminate his or her employment with the Company or the Subsidiaries, as applicable; and
(ii)    no employee of the Company or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material and adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company or any of its Subsidiaries, as applicable; or (B) the business or operations of the Company or any of its Subsidiaries.
(d)    As of the date of this Agreement, except as set forth on Schedule 4.14(d), neither the Company nor any of its Subsidiaries is a party to nor bound by any union Contract, collective bargaining agreement or similar Contract. Schedule 4.14(d) sets forth the status of any negotiations regarding any union Contract, collective bargaining agreement or similar Contract and any tentative agreements or understandings in connection therewith.
(e)    The Contracts listed on Schedule 4.14(e) include all individual (i) agreements to which either the Company or any of its Subsidiaries is a party that include retention, change in control bonus (including without limitation any agreement with which Company or any of its Subsidiaries may be required to provide, or accelerate the vesting of, any payments, benefits, or equity rights upon the occurrence of any of the transactions contemplated by this Agreement) or severance benefits, (ii) employment agreements which either the Company or any of its Subsidiaries have entered into with employees other than ordinary course, at-will written or oral offers or agreements terminable without notice and without cost or penalty and (iii) independent contractor or consulting agreements to which either the Company or any of its Subsidiaries is a party with respect to any independent contractor or consultant other than ordinary course, at-will written or oral offers or agreements terminable without notice (or with less than 30 days’ notice) and without cost or penalty. The

LEGAL123381588.30

Company has made available to Acquiror true, correct and complete copies of each such written Contract, as amended to date.
(f)    Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice of any nature. There has not been in the past two years, and as of the date of this Agreement there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the knowledge of the Company, threatened against any member of the Company Group or (ii) unfair labor practice charges against the Company pending before the National Labor Relations Board by or on behalf of any employee of the Company. There are no actions, suits, claims, labor disputes or material grievances pending or, to the knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any employee of the Company or any of its Subsidiaries, including, without limitation, charges of unfair labor practices or discrimination complaints.
(g)    The Company has complied in all material respects with all Laws relating to the classification of service providers as independent contractors and with respect to the use of temporary and leased employees; provided, however, the Company makes no representation or warranty hereunder in respect of the Carrier Litigation.
4.15    Taxes.
(a)    Each member of the Company Group has timely filed or caused to be timely filed all Tax Returns required to be filed by it and such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company Group, which are due and payable (whether or not shown on any Tax Return), have been duly and timely paid in full, and no Company Group member has incurred any liability for Taxes since the date of the most recent balance sheet included in the Company Pro Forma Financial Statements other than in the ordinary course of business. All Taxes which any member of the Company Group was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid over to the proper Governmental Authorities or, in the case of any such Taxes for which the due date for deposit with the proper Governmental Authorities has not yet occurred, are held in separate bank accounts for such purpose. No member of the Company Group currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)    There are no Liens for Taxes upon any of the assets of the Company Group other than Liens for Taxes not yet delinquent. There are no Actions concerning any Tax liability of the Company Group ongoing, nor has any of the Seller Parties or member of the Company Group received written or, to the knowledge of the Seller Parties, other notice from any Governmental Authority that such an Action is proposed or threatened. No deficiencies for any Taxes have been finally decided against or with respect to any of member of the Company Group, which have not been settled and paid. There are no outstanding (i) waivers or extensions of statutes of limitations with respect to assessments of Taxes of any member of the Company Group or (ii) powers of attorney with any Governmental Authority with respect to Taxes of any member of the Company Group.
(c)    For U.S. federal and applicable state income Tax purposes, (A) the Seller is and since inception has been properly classified as a partnership, and will properly be so classified through and until the Closing, under Treasury Regulations Sections 301.7701-2 and 301.7701-3, and (B) each of the members of the Company Group is and has since inception been properly classified as an entity disregarded as separate from the Seller, and will properly be so classified through the Closing, under Treasury Regulations Sections 301.7701-2 and 301.7701-3.

LEGAL123381588.30

(d)    No member of the Company Group has engaged or participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011‑4(b)(2).
(e)    No member of the Company Group is a party to any Tax allocation, Tax indemnity, Tax sharing or similar agreement, in each case other than the LLC Agreement and customary commercial contracts entered into with third parties in the ordinary course of business not primarily related to Taxes.
(f)    No member of the Company Group has liability for the Taxes of any other Person (other than another member of the Company Group) under any applicable Law (including as a transferee or successor).
(g)    None of the Seller Parties, or any member of the Company Group has ever received a written or, to the knowledge of the Seller Parties, other claim from a Governmental Authority in a jurisdiction where a Company Group member does not file Tax Returns that such Company Group member is or may be subject to taxation by that jurisdiction.
(h)    Each of the Seller Parties is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
(i)    The Company has made available to Acquiror complete and accurate copies of all U.S. federal income Tax Returns filed by or on behalf of each Company Group member for all completed Tax years ended on or after December 31, 2011 and (ii) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements and any similar documents or communications sent or received by any Company Group member relating to Taxes.
(j)    The unpaid Taxes of Company Group (excluding the Excluded Companies) did not, as of the date of the most recent balance sheet included in the Company Pro Forma Financial Statements, exceed the amount accrued for current Taxes payable (for clarity, excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Company Pro Forma Financial Statements (rather than in any notes thereto).
4.16    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates or any of their respective stockholders, directors, officers or employees.
4.17    Insurance. Schedule 4.17 contains a list of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement (including policy number, insurer, expiration date and type of coverage). True, correct and complete copies of such insurance policies have been made available to Acquiror. All premiums due and payable with respect to such policies have been paid when due and Company is otherwise in material compliance with the terms of such policies. During the twelve-month period ending on the date of this Agreement, there has been no termination or threatened termination of, or premium increase (other than in the ordinary course) with respect to, any such policies. Neither the Company or any of its Subsidiaries has any pending claims for insurance. No policy listed on Schedule 4.17 is held by any of the Excluded Companies.
4.18    Government Authorizations. Except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.23), the Company and its Subsidiaries

LEGAL123381588.30

have obtained all of the licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted (the “Material Permits”). All such Material Permits are valid and in full force and effect. The Company has made available to Acquiror accurate and complete copies of all of the Material Permits. No Material Permits are held by or issued in the name of any of the Excluded Companies. The Company and its Subsidiaries are, and have been, in compliance in all material respects with all Material Permits. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a material violation of or a failure to comply in any material respect with any term or requirement of any Material Permit, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Material Permit. Neither the Company nor any of its Subsidiaries has received, and, to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has received, any notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with, in each case, in any material respect, any term or requirement of any material Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or material modification of any Material Permit.
4.19    Machinery, Equipment and Other Tangible Property. The Company or one of its Subsidiaries (other than the Excluded Companies) owns and has good and marketable title to all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All equipment, furniture, fixtures, improvements and other tangible assets (other than Inventory) owned by the Company and any of its Subsidiaries, taken as a whole, is structurally sound, free of defects and deficiencies and in reasonable operating condition and repair (ordinary wear and tear excepted). Schedule 4.19 lists all personal property having a depreciated book value of $10,000 or more currently used by the Company or its Subsidiaries in the conduct of their business, and no such property is held or owned by any of the Excluded Companies. Company’s and its Subsidiaries’ personal property is sufficient for the conduct of Company’s and its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to Closing and constitutes all of the personal property necessary to conduct Company’s and its Subsidiaries’ business as currently conducted, and no such property is held or owned by any of the Excluded Companies.
4.20    Real Property. Schedule 4.20 lists, as of the date of this Agreement, all Leased Real Property (including reference to the underlying Company Lease). No default exists under any Company Lease. The Company has no liabilities or obligations under any current or prior lease for real property other than the Company Leases. The Company or one of its Subsidiaries has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject only to any Permitted Liens. Except as set forth on Schedule 4.20, neither Company nor any of its Subsidiaries has subleased any portion of the premises of the Leased Real Property. No Company Lease is or will be terminable because of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement. No consent or notice is required from or to any party under any Company Lease because of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, and neither Company nor any of its Subsidiaries has received notice that any party to any Company Lease intends to cancel, terminate, or refuse to renew any Company Lease or to exercise any option or other right thereunder. To

LEGAL123381588.30

Company’s knowledge, there are no facts or circumstances that could reasonably be expected to adversely affect the possession, use or occupancy of the real property that it uses in the ordinary course. The facilities used by Company and its Subsidiaries are in good working order and sufficient to conduct its business in the ordinary course, and do not require any material upgrades, repair or maintenance, whether or not required by applicable Law. Neither the Company nor any of its Subsidiaries has any Owned Real Property other than the MVH Real Property.
4.21    Intellectual Property.
(a)    Schedule 4.21 lists (i) each patent, trademark, service mark, trade name, copyright, mask work and domain name owned by the Company or any of its Subsidiaries as of the date of this Agreement for which applications (including intent‑to‑use applications) have been filed or registrations or patents have been obtained, whether in the United States or internationally as of the date of this Agreement (the “Registered IP”), (ii) each common law trademark owned by the Company that is not within the scope of clause (i) that is used in the conduct of the Company’s and/or its Subsidiaries’ respective businesses as currently conducted, (iii) a list of Company Products; provided, that such list of Company Products is not intended to serve as a complete list and shall in no event be deemed to limit the definition or scope of the Company Products, (iv) each license, sublicense or other Contract under which the Company or any of its Subsidiaries is granted rights by any Person in (A) any Company Products, (B) any Company Databases or (C) any Systems or other Intellectual Property (other than commercial off‑the‑shelf Software generally available to purchasers and end‑users on standard commercial terms (“COTS”)) that is material to the conduct of the Company’s and/or its Subsidiaries’ respective businesses as currently conducted and (v) each license, sublicense or other Contract under which the Company or any of its Subsidiaries has granted rights to any Person in (1) any Company Products, (2) any Company Databases or (3) any Systems or other Intellectual Property that is material to the conduct of the Company’s and/or its Subsidiaries’ respective businesses as currently conducted (other than nonexclusive Contracts entered into on Company’s standard form of commercial agreement with its end users (e.g., end user license agreement, terms of service, etc.) with respect to Company Products).
(b)    With respect to (x) the Registered IP and the other Company Owned IP, the Company or a Subsidiary exclusively owns all right, title, and interest in and to any such Intellectual Property free and clear of all Liens, other than Permitted Liens and (y) any other Company IP, the Company or one of its Subsidiaries has the right to use such Intellectual Property as presently used in the operation of their business pursuant to license, sublicense, agreement or permission.
(c)    (i) The Company and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property rights or other proprietary right, libel, slander, privacy or publicity of any Person including in their conduct of business, their marketing and sale of the Company Products or their use of the Company IP or, to the knowledge of the Company and only to the extent reasonably likely to result in a material liability of the Company Group, the Third Party Content, (ii) as of the date of this Agreement, there is no pending written notice, charge, complaint, claim or other written assertion received by the Company and its Subsidiaries from any Person that alleged or alleges that the Company or its Subsidiaries are interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property rights or other proprietary right, libel, slander, privacy or publicity of any Person and, to the knowledge of the Company, there is no valid basis for the same, and (iii) no Company Owned IP or (to the knowledge of the Company) no other Company IP is now involved in any opposition, cancellation, interference, reissue, reexamination, or other challenge to the registrability, validity, or

LEGAL123381588.30

enforceability of such Intellectual Property, and to the knowledge of the Company, no such action is being threatened in writing and there is no reasonable basis for such action.
(d)    To the Company’s knowledge, (i) there is no, nor has there been any, infringement or violation by any Person of any of the Company Owned IP or the rights therein or thereto and (ii) there is no, nor has there been any, misappropriation by any Person of any of the Company Owned IP.
(e)    To the Company’s knowledge, all Company Products currently made available to the public (i) are free from any material defect, bug, virus, or programming, design or documentation error or corruptant, (ii) are functional and operate and run in a commercially reasonable manner and (iii) conform in all material respects to the documented specifications and purposes thereof.
(f)    The Systems are, in all material respects, in reasonable operating condition and repair (ordinary wear and tear excepted) and together with the Company IP are sufficient for the operation of the Company’s business as currently conducted. No material System acquisitions or developments are in process or planned to occur in the next twenty-four months.
(g)    To the knowledge of the Company as of the date of this Agreement, none of the material Software (including firmware and other Software embedded in hardware devices) or Systems owned or developed by the Company or its Subsidiaries (but excluding any COTS) (collectively, “Company Software”) (i) contains any material bug, defect, or error (including any material bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) or (ii) fails to comply in material respects with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or System containing or used in conjunction with such Company Software.
(h)    No Software developed by the Company and, to the knowledge of the Company as of the date of this Agreement, no other Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) materially disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing material unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially damaging or destroying any data or file without the user’s consent.
(i)    The source code for all Company Software has been documented in a manner that is consistent, in all material respects, with customary code annotation conventions and practices in the software industry. No source code for any Company Software has been delivered, licensed, made available to, otherwise accessed by, any escrow agent or other Person who was not, as of such time, an employee or other Company Representative of, or subject to a confidentiality agreement with or similar confidentiality obligation to, the Company or its Subsidiaries. Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in an obligation of the Company to deliver, license, or disclose the source code for any Company Software to any Person other than the Company or any of its Subsidiaries.

LEGAL123381588.30

(j)    Schedule 4.21(j) identifies (i) each Company Product that calls, incorporates, interacts with, is a derivative of or has embedded in it any Open Source Code; (ii) each such item of such Open Source Code and (iii) the applicable license terms for each such item of Open Source Code.
(k)    No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product, Company Software or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company or any Subsidiary to use or distribute any Company Product or Company Software.
4.22    Privacy and Security.
(a)    Schedule 4.22(a) contains each Privacy Policy of the Company or any of its Subsidiaries that has been in effect within the past five (5) years and identifies, with respect to each such Privacy Policy, (i) the period of time during which such Privacy Policy was or has been in effect, (ii) whether the terms of a later Privacy Policy of the Company or any of its Subsidiaries apply to the data or information collected under such earlier Privacy Policy, and (iii) if applicable, the mechanism (such as opt‑in, opt‑out, or notice only) used to apply a later Privacy Policy of the Company or any of its Subsidiaries to data or information previously collected under such earlier Privacy Policy.
(b)    Schedule 4.22(b) contains a list of the names of each distinct electronic or other database known to currently contain (in whole or in part) Personal Data maintained by or for the Company or any Subsidiary (the “Company Databases”), the types of Personal Data known to be contained in each such database, and the security policies that have been adopted and maintained with respect to each such database. To the knowledge of the Company, (i) no material breach or violation of any such security policy has occurred or is threatened, and (ii) there has been no material unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.
(c)    The Company and its Subsidiaries have complied in all material respects with all of the Privacy Policies of the Company and its Subsidiaries and with all applicable U.S. Law and, to the knowledge of the Company, any other Law pertaining to privacy, Personal Data or marketing by email, telephone or SMS/text messages. No Action is pending and, to the knowledge of the Company and its Subsidiaries, no Person has threatened to commence any Action concerning any claim that the Company or any Subsidiary has violated in any material respect the terms of any applicable Privacy Policy or Law with in connection with or relating to the Company Databases or the Company Products. The consummation of the transactions will not breach or otherwise cause any violation of any such U.S. Law and, to the knowledge of the Company, any other Law pertaining to privacy, rules, policies or procedures. With respect to all Personal Data acquired by Company in the course of its operations since December 5, 2011, Company has taken reasonable measures appropriate to the sensitivity of the Personal Data acquired (including implementing and monitoring administrative, technical and physical security measures) to reduce the likelihood of (i) loss or (ii) unauthorized access, use, modification, disclosure or other misuse of the Personal Data. To the Company’s knowledge, there has been no unauthorized access to or other misuse of that Personal Data.
4.23    Environmental Matters. Except as set forth on Schedule 4.23, the Company and its Subsidiaries are and have been in material compliance with all Environmental Laws. There are no conditions or circumstances at any property currently or formerly owned, operated or leased by the

LEGAL123381588.30

Company or its Subsidiaries, or, to the knowledge of the Company, at any other property that are reasonably likely to result in the Company or any of its Subsidiaries incurring material liabilities under Environmental Laws. The Company and its Subsidiaries hold, and have held, all permits required under applicable Environmental Laws to allow the Company and its Subsidiaries to operate their assets in a manner in which they are now and have been operated and maintained and to conduct the business of the Company and its Subsidiaries as currently and previously conducted. All such permits are in full force and effect and, there are no Actions pending to revoke or cancel any such permits. The Company has received no written claims or notices of violation that remain unresolved, and, to the knowledge of the Company, no such claims have been threatened, against the Company or any of its Subsidiaries alleging material violations of or material liability under any Environmental Laws. This Section 4.23 provides the sole and exclusive representations and warranties to the Company in respect of environmental matters, including any and all matters arising under Environmental Laws, including with respect to compliance therewith and liabilities thereunder.
4.24    Absence of Changes.
(a)    From January 4, 2015 to the date of this Agreement, there has not been any Material Adverse Effect on the Company or any of its Subsidiaries.
(b)    From January 4, 2015 to the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
(c)    Without limitation of Section 4.24(a) and (b) above and except as set forth on Schedule 4.24, from January 4, 2015 to the date of this Agreement:
(i)    there has not occurred, been or arisen any material loss, damage or destruction to, or any interruption in the use of, any material assets of the Company or any of its Subsidiaries;
(ii)    neither the Company nor any of its Subsidiaries has made any capital expenditure in excess of $50,000;
(iii)    neither the Company nor any of its Subsidiaries has sold or otherwise transferred, and has not leased or licensed, any business or entity to any other Person;
(iv)    neither the Company nor any of its Subsidiaries has (i) established or adopted any Company Benefit Plan, or (iii) except pursuant to the terms of existing Company Benefit Plans or in the ordinary course of business consistent with past practice paid any material bonus or made any material profit‑sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;
(v)    neither the Company nor any of its Subsidiaries has changed any of its methods of accounting or accounting practices (including any change in depreciation, amortization or revenue recognition policies or rates) in any material respect;
(vi)    except for Tax distributions in the ordinary course of business pursuant to the limited liability company agreement of the Company as in effect as of the date hereof, made or declared any dividend or distribution to the members of the Company;

LEGAL123381588.30

(vii)    issued, granted, delivered or sold (or authorized the same) any membership interest or equity or ownership interest or other equity rights of the Company or any of its Subsidiaries;
(viii)    entered into, terminated (excluding any expiration in accordance with its terms) or materially modified or amended any Material Contract, or modified, amended, terminated, breached, or waived, released, rescinded or assigned any rights or claims under, any Contract resulting, or that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect to the Company, in each case, except as expressly required by this Agreement
(ix)    sold, assigned, transferred, conveyed, leased, licensed or otherwise disposed of any material assets or properties, except for sale of its commercial products in the ordinary course of business consistent with past practice
(x)    entered into any joint venture, partnership, limited liability company, operating or similar agreement with any Person;
(xi)    made any loans or advances to any Person (except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice) or forgave, or agreed to the forgiveness of, any material debt or otherwise released or waived any material right or material claim;
(xii)    incurred, assumed, guaranteed or otherwise become subject to any indebtedness for borrowed money in excess of $250,000;
(xiii)    entered into any intercompany agreements or any agreements with directors or officers of the Company or its Subsidiaries or holders of the Company Interests, or any member of any of their families;
(xiv)    acquired by merger or consolidation with, or merged or consolidated with, or purchased any material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(xv)    there has not been any Tax election made or changed, any annual Tax accounting period changed, any Tax accounting method or practice adopted or changed, any Tax Return amended, any closing agreement regarding, or settlement of, any Tax claim or assessment entered into, any extension or waiver of the limitation period applicable to any Tax consented to or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; and
(xvi)    neither the Company nor any of its Subsidiaries has agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses (i) through (xv) above.
4.25    Bank Accounts. Schedule 4.25 accurately sets forth, with respect to each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution:
(a)    the name and location of the institution at which such account is maintained;
(b)    the name in which such account is maintained and the account number of such account; and

LEGAL123381588.30

(c)    the names of all individuals authorized to draw on or make withdrawals from such account.
4.26    Receivables; Major Customers; Major Advertisers.
(a)    Schedule 4.26(a) lists all accounts receivable (including the aging thereof) of the Company and its Subsidiaries as of December 31, 2014. All existing accounts receivable of the Company and its Subsidiaries (including those accounts receivable reflected on the balance sheet included in the most recent Company Pro Forma Financial Statements that have not yet been collected, those accounts receivable that have arisen since December 31, 2014 and have not yet been collected and those accounts receivable included in the Estimated Closing Date Net Working Capital) represent bona fide transactions of the Company or one of its Subsidiaries entered into in the ordinary course of business, have been collected or are current and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in such balance sheet and net of returns and payment discounts allowable by Company’s policies) and can reasonably be anticipated to be paid in full without outside collection efforts within 45 days of the due date, and are not subject to counterclaims or setoffs.
(b)    Schedule 4.26(b) accurately identifies and provides the revenues received from each customer or other Person that accounted for more than $500,000 of the consolidated gross revenues of the Company and its Subsidiaries, other than MVH and MVHM, in 2014, in each case, together with the aggregate consolidated gross revenues from such Person during each such period. Neither the Company nor any of its Subsidiaries (i) has any outstanding dispute with any customer or other Person identified or required to be identified on Schedule 4.26(b), or (ii) has received any notice or other communication, or any other information, indicating that any customer or other Person identified or required to be identified on Schedule 4.26(b) may terminate or materially modify existing Contracts with the Company or its Subsidiaries, may cease dealing with the Company or any of its Subsidiaries or may otherwise materially reduce the volume of business transacted by such Person with the Company or any of its Subsidiaries below historical levels.
(c)    Schedule 4.26(c) lists the names of the top twenty (20) advertisers of the Company and its Subsidiaries, as determined by consolidated gross revenues received by the Company and its Subsidiaries other than MVH and MVHM in 2014 (collectively, the “Major Advertisers”). Neither the Company nor any of its Subsidiaries has received any notice or other communication, or any other information, indicating that Major Advertiser may terminate or materially modify existing Contracts with the Company or its Subsidiaries, may cease dealing with the Company or any of its Subsidiaries or may otherwise materially reduce the volume of business transacted by such Major Advertiser with the Company or any of its Subsidiaries below historical levels.
4.27    Suppliers. Schedule 4.27 accurately identifies each supplier or other Person that received in respect of purchases more than $500,000 from the Company and its Subsidiaries, other than MVH and MVHM, in 2014, in each case, together with the aggregate amounts paid to such Person in respect of purchases during each such period. Neither the Company nor any of its Subsidiaries has received any notice or other communication, or any other information, indicating that any supplier or other Person identified or required to be identified on Schedule 4.27 may terminate or materially modify existing Contracts with the Company or its Subsidiaries, may cease dealing with the Company or any of its Subsidiaries or may otherwise materially reduce the volume of business transacted by such Person with the Company or any of its Subsidiaries below historical levels.
4.28    Inventory. All Inventory is of a quality usable or saleable in the ordinary course of business consistent with past practice. The Inventory levels maintained by the Company and its Subsidiaries

LEGAL123381588.30

(i) are in quantities sufficient to service the operations of the business of the Company and its Subsidiaries in the ordinary course and for such periods as are consistent with past practices and (ii) are not excessive and are adequate for the conduct of the operations of the Company and its Subsidiaries in the ordinary course of business at the current level of operations.
4.29    Circulation. To the knowledge of the Company, for each of the publications of the Company subject to the Alliance for Audited Media (“AAM”), the circulation as reported by AAM for the 52‑week period ended December 31, 2013 is true and correct. To the knowledge of the Company, for each of the publications of the Company subject to AAM, the circulation as submitted to AAM for the 6-month periods ended September 30, 2014 and March 31, 2014 are true and correct in all material respects. All of the information supplied by the Company or its Subsidiaries to AAM in connection with the foregoing reported circulation is, true and correct in all material respects and the Company has made available to Acquiror complete copies of such report. All reports filed by the Company and its Subsidiaries with the United States Postal Service in connection with, and second class mail postal permits applicable to, any publication of the Company or its Subsidiaries were true and correct in all material respects at the time of their filing.
4.30    Assets; Excluded Assets. The assets of Company and its Subsidiaries as of immediately following Closing and taking into account the Asset Transfer: (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, owned by the Seller Parties or their Affiliates that are used in the operation of, or are necessary to operate, the U‑T San Diego Business (other than the Excluded Assets) in substantially the same manner as presently operated; and (ii) include all of the operating assets of the Company or its Affiliates which relate to, or are used or held for use in connection with the U‑T San Diego Business (other than the Excluded Assets). The Excluded Assets being distributed to Trust Seller pursuant to Section 2.1 hereof consist solely of the membership interests of MVHM, the membership interests of MVH and the MVH Real Property (including the MVH Mortgage), and (except for the MVH Real Property and the Excluded Assets listed on attached Exhibit B) no other asset of any type used in the conduct of the U‑T San Diego Business is owned or controlled by MVHM or MVH or included in the Excluded Assets. Other than the assets that are subject to the Asset Transfer and the entities that own such assets prior to the Asset Transfer, the Company and its Subsidiaries other than MVHM and MVH own all of the Seller Parties’ assets, and hold the legal rights to use such assets, necessary to carry on U‑T San Diego Business in all respects. The sole asset of MVHM is the membership interests of MVH and the sole asset of MVH is the MVH Real Property.
4.31    Certain Transactions. Except as set forth on Schedule 4.31 and for (a) relationships with Company or its Subsidiaries as an officer, director, or employee (and compensation by Company or its Subsidiaries in consideration of such services) and (b) relationships with Company as holders of the Company Interests, none of the directors, officers, or holders of the Company Interests, or any member of any of their families, is at present a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including any Contract (x) providing for the furnishing of services to or by, (y) providing for rental of real or personal property to or from, or (z) otherwise requiring payments to or from, any such Person or any corporation, partnership, trust, or other entity in which any such Person has or had a five percent or more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, trustee, supplier, distributor, or customer of Company. Except as contemplated by this Agreement, (i) there are no amounts due or payable, or amounts to become due and payable by the Company and its Subsidiaries to the Seller Parties and their Affiliates, and (ii) there are no claims by the Seller Parties or its Affiliates against the Company and its Subsidiaries.

LEGAL123381588.30

4.32    Disclosure. No representation or warranty made by the Company in this Agreement, nor any certificate, or exhibit prepared and furnished or to be prepared and furnished by Company or the Company Representatives under this Agreement or in connection with the transactions contemplated by this Agreement, when read together in their entirety, contains as of the date hereof or will contain upon the consummation of the transactions contemplated by this Agreement any untrue statement of a material fact, or omits as of the date hereof or will omit upon the consummation of the transactions contemplated by this Agreement to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in light of the circumstances under which they were made.
4.33    Complete Copies of Materials. Company has made available to Acquiror true and complete copies of each document listed in the Schedules to this Agreement, including all amendments, supplements, modifications and side letters related thereto.
4.34    Reliance. The Company makes the foregoing representations and warranties with the knowledge and expectation that Acquiror is placing reliance thereon.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Each Seller Party represents and warrants, severally and not jointly, to Acquiror as of the date of this Agreement as follows:
5.1    Organization. If such Seller Party is not a natural person, (a) such Seller Party is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified and in good standing, in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the ability of such Seller Party to enter into and perform its obligations under this Agreement.
5.2    Due Authorization. Such Seller Party has all requisite power and authority and legal capacity to execute and deliver this Agreement and (subject to the approvals described in Section 5.3) perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller Party and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate or similar action on the part of such Seller Party (if such Seller Party is not a natural person), and no other proceeding on the part of such Seller Party is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Seller Party and constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
5.3    No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5, the execution and delivery of this Agreement by such Seller Party and the consummation of the transactions contemplated hereby do not and will not: (a) contravene, conflict with or result in a violation of the certificate of formation, the limited liability company agreement or other organizational documents of such Seller Party (as applicable); (b) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise

LEGAL123381588.30

any remedy or obtain any relief under, any Law or any Governmental Order to which such Seller Party or such Seller Party’s Company Interests is subject; (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any required license, permit or approval from any Governmental Authority or other Person; or (d) result in the imposition or creation of any Lien upon any of the Company Interests.
5.4    Ownership of Company Interests. The membership interests of the Company consist solely of the Company Interests, and the Company has not granted any interest in, or option or other right (contingent or otherwise), including any right of first refusal or right of first offer, to acquire membership interests or any equity or other ownership interest in the Company. As of the date of this Agreement, (i) such Seller Party owns, of record and beneficially, all of the Company Interests identified as being owned by such Seller Party in Schedule 4.6(a) to this Agreement, (ii) such Seller Party has good and valid title to such Company Interests free and clear of all Liens, (iii) other than such Company Interests, such Seller Party does not own any other equity or ownership interests of the Company and has no right or obligation to purchase or acquire any other equity or ownership interests of the Company, and (iv) there is no voting trust or other agreement or understanding to which such Seller Party is a party or is bound with respect to the voting, registration or transfer of the Company Interests.
5.5    Litigation. There is no Action at law or in equity pending or, to the knowledge of such Seller Party, threatened against such Seller Party or any of its properties, assets or businesses that, individually or in the aggregate, would reasonably be expected to materially impair the ability of such Seller Party to perform its or his obligations hereunder or to consummate the transactions contemplated hereby. To the knowledge of such Seller Party, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to directly or indirectly give rise to or serve as a basis for the commencement of any such Action. No Seller Party:
(c)    has, at any time since January 1, 2012, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against such Seller Party, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of such Seller Party’s assets, (iv) admitted in writing such Seller Party’s inability to pay such Seller Party’s debts as they become due, (v) been convicted of, or pleaded guilty to, any felony, or (vi) taken or been the subject of any action that would reasonably be expected to have a Material Adverse Effect on such Seller Party’s ability to comply with or perform any of such Seller Party’s covenants or obligations under this Agreement; or
(d)    is subject to any Governmental Order that would reasonably be expected to have a Material Adverse Effect on such Seller Party’s ability to comply with or perform any of such Seller Party’s covenants or obligations under this Agreement
5.6    Assets; Excluded Assets. The assets of Company and its Subsidiaries as of immediately following Closing and taking into account the Asset Transfer: (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, owned by the Seller Parties or their Affiliates that are used in the operation of, or are necessary to operate, the U‑T San Diego Business (other than the Excluded Assets) in substantially the same manner as presently operated; and (ii) include all of the operating assets of the Company or its Affiliates which relate to, or are used or held for use in connection with the U‑T San Diego Business (other than the Excluded Assets). The Excluded Assets being distributed to Trust Seller pursuant to Section 2.1 hereof consist solely of the membership interests of MVHM, the membership interests of MVH and the MVH Real Property (including the MVH

LEGAL123381588.30

Mortgage), and (except for the MVH Real Property and the Excluded Assets listed on attached Exhibit B) no other asset of any type used in the conduct of the U‑T San Diego Business is owned or controlled by MVHM or MVH or included in the Excluded Assets. Other than the assets that are subject to the Asset Transfer and the entities that own such assets prior to the Asset Transfer, the Company and its Subsidiaries other than MVHM and MVH own all of the Seller Parties’ assets, and hold the legal rights to use such assets, necessary to carry on U‑T San Diego Business in all respects. The sole asset of MVHM is the membership interests of MVH and the sole asset of MVH is the MVH Real Property. Immediately following the Asset Transfer, Seller’s wholly owned subsidiaries, UT-TV, LLC, Project Safari Real Property Holdings, LLC, UT Community News and Manchester Freedom, LLC will hold no assets. As of immediately prior to the Asset Transfer, the sole asset of each of UT Community News and Manchester Freedom, LLC was Intellectual Property with a book value in each case less than $10,000 in the aggregate.
5.7    Tribune Common Stock. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated hereby. Seller is acquiring shares of the Tribune Common Stock for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such shares of the Tribune Common Stock. Seller understands and agrees that such shares of the Tribune Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”), except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable. Seller understands that the shares of the Tribune Common Stock to be issued hereby are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being issued in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that it is knowledgeable with respect to Rule 144 and Regulation S of the U.S. Securities and Exchange Commission promulgated under the Securities Act. Seller understands that any certificates evidencing the shares of the Tribune Common Stock to be issued hereby, or the book-entry account maintained in respect thereof, will bear an appropriate restrictive legend to the effect of the provisions of this Section 5.7.
5.8    Disclosure. No representation or warranty made by such Seller Party in this Agreement, nor any certificate, or exhibit prepared and furnished or to be prepared and furnished by such Seller Party or its representatives under this Agreement or in connection with the transactions contemplated by this Agreement, when read together in their entirety, contains as of the date hereof or will contain upon the consummation of the transactions contemplated by this Agreement any untrue statement of a material fact, or omits as of the date hereof or will omit upon the consummation of the transactions contemplated by this Agreement to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in light of the circumstances under which they were made.
5.9    Reliance. Each Seller Party makes the foregoing representations and warranties with the knowledge and expectation that Acquiror is placing reliance thereon.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as set forth in the Schedules to this Agreement, Acquiror represents and warrants to the Seller Parties and the Company as of the date of this Agreement as follows:

LEGAL123381588.30

6.1    LLC Organization of Acquiror. Acquiror has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own or lease its properties and to conduct its business as it is now being conducted.
6.2    Due Authorization. Acquiror has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will become, a party, and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary limited liability company or similar action on the part of Acquiror, and no other limited liability company proceeding on the part of Acquiror is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Acquiror and this Agreement constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. No vote or other action of the stockholders of Acquiror’s ultimate parent company (“Parent”) is required by applicable Law, the certificate of incorporation of Parent, the bylaws of Parent or otherwise in order for Acquiror to consummate the transactions contemplated hereby.
6.3    Capital Structure.
(a)    The authorized capital stock of Tribune Publishing Company consists of 300,000,000 shares of Tribune Common Stock, of which 25,608,448 shares are issued and outstanding as of May 5, 2015, and 30,000,000 shares of preferred stock of Tribune Publishing Company, par value $0.01 per share, of which no shares are issued and outstanding as of May 5, 2015. No shares of capital stock are held in Tribune Publishing Company’s treasury. All outstanding shares of Tribune Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. Other than pursuant to the Tribune Publishing Company 2014 Omnibus Incentive Plan and except as contemplated by this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital stock under which Tribune Publishing Company is or may become obligated to issue shares of capital stock.
(b)    The shares of Tribune Common Stock issuable as consideration pursuant to this Agreement, upon the terms and conditions contemplated by the this Agreement, when issued, shall be duly authorized, validly issued, fully paid and non-assessable.
(c)    Other than the Registration Rights Agreement, upon issuance, the shares of Tribune Common Stock issuable as consideration pursuant to this Agreement will not be subject to any Contract relating to the voting or registration of, or restricting Seller from selling, pledging or otherwise disposing of any such shares of Tribune Common Stock.
6.4    No Conflict. Except as set forth on Schedule 6.6, the execution and delivery of this Agreement by Acquiror and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with or result in a violation of the organizational documents of Acquiror; (b) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any Governmental Order to which Acquiror is subject; (c) contravene, conflict with or result in a violation of any of the terms or

LEGAL123381588.30

requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any required license, permit or approval from any Governmental Authority or other Person; except to the extent that the occurrence of the foregoing would not reasonably be expected to have a Material Adverse Effect on such Acquiror or its ability to enter into and perform its obligations under this Agreement.
6.5    Litigation and Proceedings. There are no Actions at law or in equity, or, to the knowledge of Acquiror, investigations, pending before or by any Governmental Authority or, to the knowledge of Acquiror, threatened, against Acquiror which, if determined adversely, would reasonably be expected to have a Material Adverse Effect on the ability of Acquiror to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon such Acquiror which could reasonably be expected to have a Material Adverse Effect on the ability of such Acquiror to enter into and perform its obligations under this Agreement.
6.6    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and the Seller Parties in Article IV and Article V, respectively, contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of such Acquiror with respect to such Acquiror’s execution or delivery of this Agreement or the Registration Rights Agreement or the consummation of the transactions contemplated hereby, except as otherwise disclosed on Schedule 6.6.
6.7    SEC Documents; Financial Statements.
(a)    Since January 1, 2014, Tribune Publishing Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Tribune Publishing Company with the Securities and Exchange Commission (the “SEC” and all such documents, collectively, the “Tribune Publishing Company SEC Documents”). As of their respective dates, the Tribune Publishing Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Tribune Publishing Company SEC Documents and, except to the extent that information contained in such Tribune Publishing Company SEC Document has been revised, amended, modified or superseded by a later filed Tribune Publishing Company SEC Document, none of the Tribune Publishing Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b)    The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Tribune Publishing Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto when filed; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by the rules and regulations of the SEC, including Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of Tribune Publishing Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Tribune Publishing Company and its consolidated

LEGAL123381588.30

Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).
(c)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Tribune Publishing Company SEC Documents.
(d)    Except as otherwise disclosed in Tribune Publishing Company’s filings with the SEC available on EDGAR to the public, since December 28, 2014, (i) there have not been any changes in the assets, liabilities, financial condition or operations of Tribune Publishing Company from that reflected in Tribune Publishing Company’s audited financial statements for the fiscal year ended December 28, 2014, included in Tribune Publishing Company’s Annual Report on Form 10-K, except changes in the ordinary course of business and changes that would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect, (ii) Tribune Publishing Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business, (B) liabilities not required to be reflected in Tribune Publishing Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, and (C) liabilities which would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, and (iii) Tribune Publishing Company has not altered its critical accounting policies.
6.8    Financial Ability. Acquiror intends to have at the Closing, cash on hand and/or incremental commitments under its existing or new existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including paying the Purchase Price, paying the MFG Note and paying the Trust Seller Debt.
6.9    Brokers’ Fees. Except as set forth on Schedule 6.9 (which such fees shall remain solely the responsibility of Tribune Publishing Company and its Affiliates), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.
6.10    Acquisition of Interests for Investment. Acquiror has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated hereby. Acquiror is acquiring the Company Interests for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Company Interests. Acquiror understands and agrees that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
6.11    Financing. Acquiror has delivered to the Company true, correct and complete copies of (i) the executed commitment letter, dated as of the date hereof, from Citibank Global Markets Inc. and its affiliates set forth therein (together with all exhibits, annexes, schedules and attachments thereto, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to lend the amounts set forth therein to Acquiror for the purpose of financing the transactions contemplated by this Agreement (such financing, the “Debt Financing”). The Debt Commitment Letter is, as of the date hereof, in full force and effect and has not been withdrawn, terminated or rescinded in any respect. The Debt Commitment Letter is a legal, valid and

LEGAL123381588.30

binding obligation of Acquiror and, to the knowledge of Acquiror, the other parties thereto. Acquiror has fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letter to be paid on or before the date hereof. There are no other conditions precedent related to the funding of the full amount of the Debt Financing except as expressly set forth in the Debt Commitment Letter.
ARTICLE VII.
COVENANTS OF THE COMPANY AND THE SELLER PARTIES
7.1    Conduct of Business. From the date of this Agreement through the Closing, the Company shall, and shall cause each of its Subsidiaries to, except as contemplated by this Agreement (including in connection with the Spin-Off and Asset Transfer) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), conduct its business and operate its properties in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact, in all material respects, their business organizations and goodwill, (ii) keep available the services of their present officers and employees and (iii) maintain their respective relationships with those Persons having ongoing business relationships with them. Company will promptly notify Acquiror of any event or occurrence that would result, or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect to the Company. Without limiting the generality of the foregoing, except in connection with the Spin-Off or Asset Transfer, as set forth on Schedule 7.1 or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:
(a)    change or amend the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, except as otherwise required by Law;
(b)    except for Tax Distributions, make or declare any dividend or distribution to the members of the Company;
(c)    issue, grant, deliver or sell (or authorize the same) any membership interest or equity or ownership interest or other equity rights of the Company or any of its Subsidiaries;
(d)    enter into, terminate (excluding any expiration in accordance with its terms) or materially modify or amend any Material Contract, or modify, amend, terminate, breach, or waive, release, rescind or assign any rights or claims under, any Contract resulting, or that could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect to the Company, in each case, except as expressly required by this Agreement;
(e)    (i) sell, assign, transfer, convey, lease, license or otherwise dispose of any material assets or properties, except for sale of its commercial products in the ordinary course of business consistent with past practice, or (ii) pledge or hypothecate any assets of the Company or its Subsidiaries or otherwise permit any such assets to become subject to any Lien, except for Permitted Liens;
(f)    except as otherwise required by Law, as required by Company Benefit Plans or Contracts in effect on the date of this Agreement and disclosed in Schedule 4.13(a), (i) increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any directors, officers or Key Managers, or, except in the ordinary course of business consistent with past practice, increase the amount of the wages, salaries, commissions, fringe benefits

LEGAL123381588.30

or other compensation for the benefit of employees other than Key Managers, (ii) grant any new rights or amend any existing rights to any retention, change in control or other bonus or special remuneration or any severance or termination pay to any employee or consultant of the Company or its Subsidiaries; (iii) make any material change in the key management structure of the Company or any of its Subsidiaries, excluding the termination of existing Key Managers for cause and the hiring of Key Managers to replace those terminated for cause; (iv) adopt, enter into or amend any Company Benefit Plan, or (v) adopt, enter into or amend any individual employment or consulting agreement for Key Managers or, except in the ordinary course of business consistent with past practice, any individual employment or consulting agreement for anyone other than Key Managers;
(g)    acquire by merger or consolidation with, or merge or consolidate with, or purchase any material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(h)    enter into any joint venture, partnership, limited liability company, operating or similar agreement with any Person;
(i)    make any loans or advances to any Person (except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business consistent with past practice) or forgive, or agree to the forgiveness of, any material debt or otherwise release or waive any material right or material claim;
(j)    incur, assume, guarantee or otherwise become subject to any indebtedness for borrowed money;
(k)    make or change any Tax election, change any annual Tax accounting period, adopt or change any Tax accounting method or practice, amend any Tax Return, enter into any closing agreement regarding, or settlement of, any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
(l)    change any accounting method or practice (including any change in depreciation, amortization or revenue recognition policies or rates), except as required by Law;
(m)    settle or waive any defense in respect of any litigation proceedings involving the Company or any of its Subsidiaries, except in any case in which the aggregate uninsured amounts to be paid after the Closing by the Company and its Subsidiaries in connection with such waiver or settlement would not reasonably be expected to exceed $50,000 in the aggregate;
(n)    except as required or permitted under this Agreement, knowingly take any action that would or is reasonably likely to (i) make any representation or warranty of Company contained in this Agreement inaccurate, (ii) result in any of the conditions in Article X not being satisfied, or (iii) impair the ability of Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement;
(o)    make any capital expenditure of more than $25,000 individually or $50,000 in the aggregate;
(p)    fail to keep in full force insurance policies covering Company’s properties and assets under substantially similar terms and conditions as Company’s policies as of the date of this Agreement;

LEGAL123381588.30

(q)    engage in a reduction of force or layoff affecting more than 100 employees, in the aggregate, of the Company and its Subsidiaries;
(r)    enter into any intercompany agreements or any agreements with directors or officers of the Company or its Subsidiaries or holders of the Company Interests, or any member of any of their families; or
(s)    enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.1.
7.2    Inspection. Company and each of the Seller Parties will confer with Acquiror and its representatives, at such times as they may reasonably request, about operational and integration matters to the extent permitted by applicable Law. Subject to confidentiality obligations under any Contract and similar restrictions (including under Laws), and except for any information that is subject to attorney‑ client privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, offices, books, contracts, documents, commitments, communications (including e-mail), Tax Returns, records and appropriate directors, officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the business, properties, personnel and other affairs of the Company and its Subsidiaries as such representatives may reasonably request (including consultation with respect to any complaints, subpoenas, written requests, investigations, audits, reviews or hearings (or communications indicating that any complaints, subpoenas, written requests, investigations, audits, reviews or hearings may be contemplated) of any Governmental Authority); provided, however, that Acquiror shall not be permitted to perform any environmental sampling at any Owned Real Property or Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All information obtained by Acquiror and its representatives shall be subject to the Confidentiality Agreement. Company will permit Acquiror’s representatives to meet with the officers of Company responsible for the financial statements and internal controls of Company to discuss such matters as Acquiror may deem reasonably necessary or appropriate to satisfy obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.
7.3    No Solicitation.
(e)    So long as Acquiror is complying with all of its obligations pursuant to this Agreement in all material respects, unless and until this Agreement shall have been terminated in accordance with its terms, neither the Company nor any of the Seller Parties will, directly or indirectly, including through any of their Subsidiaries, members or Affiliates, initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer with respect to a merger, acquisition, license or similar transaction involving the (i) purchase of Company Interests, (ii) the purchase or transfer (including by license) of material assets of the Company or its Subsidiaries, taken as a whole, or (iii) any other transaction the closing of which would prevent or materially delay the consummation of the transaction contemplated by this Agreement (any such transaction described in clause (i), (ii) or (iii) being referred to hereinafter as (an “Acquisition Transaction”).
(f)    So long as Acquiror is complying with all of its obligations in all material respects pursuant to this Agreement, unless and until this Agreement shall have been terminated in accordance with its terms, neither the Company nor any of the Seller Parties shall, directly or indirectly, including

LEGAL123381588.30

through the Company Representatives (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired company, any Acquisition Transaction other than the transactions contemplated by this Agreement or (ii) furnish or cause to be furnished, to any Person (other than Acquiror and its representatives), any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with any proposal or offer with respect to any Acquisition Transaction other than the transactions contemplated by this Agreement. The Company and each of the Seller Parties shall, and each shall use commercially reasonably efforts to cause the Company Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Acquiror and its representatives) conducted heretofore with respect to any of the foregoing. The Company and each of the Seller Parties agrees not to (and to use commercially reasonable efforts to cause the Company Representatives not to) release any third party in connection with an Acquisition Transaction from the confidentiality or non‑use provisions of any agreement to which the Company or any of its Subsidiaries is a party.
(g)    If Company, any of the Seller Parties or any of the Company Representatives is approached in any manner by a third party concerning an Acquisition Transaction (a “Competing Party”), Company, such Seller Party or such Company Representative, as the case may be, shall promptly inform Acquiror regarding such contact and furnish Acquiror with a copy of any inquiry or proposal or, if not in writing, a written description thereof, including the name of such Competing Party and the proposed purchase price or other transaction consideration.
7.4    Breach of Representations and Warranties; Notification; Access to Information.
(a)    Company and each of the Seller Parties will (i) in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties (or would cause or constitute a breach if such representations and warranties were made on or immediately following the date of such event), by Company or any of the Seller Parties that would be reasonably likely to cause the failure of the conditions set forth in Section 10.1, 10.2 or 10.3, give detailed written notice thereof to Acquiror and use commercially reasonable efforts to prevent or promptly remedy such breach, and (ii) promptly give Acquiror detailed written notice of any material change in the normal course of any business, operations, or financial condition of Company or its Subsidiaries or their respective assets or properties, or any emergency related thereto.
(b)    Without limiting the generality of the foregoing, Company or any of the Seller Parties, as applicable, will promptly give detailed written notice to Acquiror of (i) any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy or other insolvency proceeding of Company or its Subsidiaries, (ii) any complaints, subpoenas, written requests, investigations, audits, reviews or hearings (or communications indicating that any complaints, subpoenas, written requests, investigations, audits, reviews or hearings may be contemplated) of any Governmental Authority (for which Company or any of the Seller Parties has received written or oral notice), (iii) any material loss of or damage to any property owned by Company, (iv) any change in material existing relationships with outside third parties (for which Company or any of the Seller Parties has received written or oral notice), (v) the institution or threat of any litigation that could affect Company, (vi) the failure of Company or any of the Seller Parties to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it in accordance with this Agreement, or (vii) any other matter that could result, individually or in the aggregate, in a Material Adverse Effect on the Company or its Subsidiaries.

LEGAL123381588.30

(c)    No notice or information provided to Acquiror or its representatives pursuant to Section 7.2 or this Section 7.4 will affect or be deemed to modify any representation or warranty in this Agreement, any right of Acquiror to indemnification with respect to such matter under Article VIII, or the conditions to the obligations of Acquiror to consummate the transactions contemplated hereby.
7.5    Spin-Off. Prior to the Closing, the Company and Seller (or Seller Parties as applicable) shall prepare and enter into such instruments or other agreements as are reasonably acceptable to Acquiror to complete the Spin-Off which shall be deemed effective immediately prior to the Closing.
7.6    Asset Transfer. Prior to the Closing, the Company and Seller (or Seller Parties as applicable) shall prepare and enter into such instruments or other agreements as are reasonably acceptable to Acquiror to complete the Asset Transfer which shall be deemed effective immediately prior to the Closing.
7.7    Company Benefit Plans. Seller shall terminate, or cause the Company to terminate, any Company Benefit Plan, including any 401(k) plan, at the request of Acquiror prior to Closing and Seller shall complete or cause the Company to complete all documents required for such termination, including required notices to participants and venders in respect of any such Company Benefit Plan.
ARTICLE VIII.
INDEMNIFICATION
8.1    General Indemnification. Subject to the limitations in this Article VIII, each of the Seller Parties other than Douglas W. Manchester (each a “Indemnifying Seller Party,” and, collectively, the “Indemnifying Seller Parties”), jointly and severally, by reason of their acceptance of the consideration provided for under this Agreement, will indemnify and hold Acquiror harmless from and against, and reimburse Acquiror with respect to, any and all Damages of every nature whatsoever incurred by Acquiror by reason of, arising out of, or in connection with (a) any breach of any representation or warranty of the Company in this Agreement or in any certificate delivered by the Company or any officer of the Company in accordance with this Agreement, (b) the failure, partial or total, of the Company to perform any agreement or covenant required by this Agreement to be performed by it, (c) Pre-Closing Taxes, (d) the Excluded Assets and all related liabilities, including without limitation the MVH Mortgage, (e) the amount of any Acquisition Expenses and any Funded Debt (other than the Trust Seller Debt, the MFG Note, the Contingent Seller Notes and any other Funded Debt solely to the extent such debt is included in the calculation of any Adjustment Amount), (f) any Environmental Law with respect to or arising from (i) operations on the Owned Real Property or any Leased Real Property or (ii) the operation of the business by the Company or its Subsidiaries at or prior to the Closing (“Environmental Indemnification”), (g) the Spin-Off , (h) the Carrier Litigation, including, for avoidance of doubt, any current and future judgments and attorneys’ fees associated therewith, (i) the TCPA Litigation, including, for avoidance of doubt, any current and future judgments and attorneys’ fees associated therewith, (j) the Literary Works Litigation, including, for avoidance of doubt, any current and future judgments and attorneys’ fees associated therewith, (k) the Woodard Litigation, including, for avoidance of doubt, any current and future judgments and attorneys’ fees associated therewith (l) the JL Liabilities, and (m) fraud. For purposes of calculating Damages incurred in connection with Article VIII, the representations, warranties and covenants contained in this Agreement shall not be deemed qualified by any references to “materiality,” “Company Material Adverse Effect” or any similar standard or qualification. For purposes of this Article VIII, “Acquiror” shall be deemed to mean and include each officer, director,

LEGAL123381588.30

employee, consultant, stockholder, Affiliate, agent, and other representative of Acquiror, or any ERISA Affiliate of Acquiror.
8.2    Indemnification for Seller Representations and Covenants. Subject to the limitations in this Article VIII, each Seller Party, severally and not jointly, will indemnify and hold Acquiror harmless from and against, and reimburse Acquiror with respect to, any Damages of every nature whatsoever incurred by Acquiror by reason of, or arising out of, or in connection with (a) any breach of any representation or warranty of such Seller Party in this Agreement or in any certificate delivered by such Seller Party, or (b) the failure, partial or total, of such Seller Party to perform any agreement or covenant required by this Agreement to be performed by such Seller Party. The provisions of Sections 8.3 and 8.4 (as applicable) shall apply to the Seller Parties with respect to any claims made pursuant to this Section 8.2 by Acquiror against a Seller Party; provided, however, that any failure by Acquiror to provide any notice to the Seller reasonably promptly will not relieve the Indemnifying Seller Parties of any obligation or liability to Acquiror, except and only to the extent that the Seller demonstrates that the Seller Parties have been materially prejudiced by such failure by Acquiror to provide such notice reasonably promptly.
8.3    Claims. Acquiror will notify the Seller reasonably promptly in writing of any claim that is not a Third Party Claim (which claims shall be covered solely by Section 8.4) with respect to which Acquiror claims indemnification hereunder, which notice will (a) state that Acquiror has determined in good faith that it has a bona fide claim for indemnification pursuant to this Article VIII; (b) state the amount of Damages, if known; and (c) specify in reasonable detail the material facts known to Acquiror giving rise to such claim (based upon the information within Acquiror’s knowledge); provided, however, that any failure by Acquiror to provide such notice to the Seller reasonably promptly will not relieve the Seller Parties of any obligation or liability to Acquiror, except and only to the extent that the Seller demonstrates that the Seller Parties have been materially prejudiced by such failure by Acquiror to provide such notice to the Seller reasonably promptly.
8.4    Third Party Claims.
(d)    Notice. Whenever Acquiror receives a written notice that an actual or possible Action has been or could reasonably be expected to be asserted or threatened by a third party, including a subpoena or written request from a Governmental Authority that could reasonably give rise to an indemnification claim by Acquiror under this Article VIII (any such actual or possible Action by a third party being referred to as a “Third Party Claim”), Acquiror will provide reasonably prompt written notice to the Seller of such Third Party Claim and of the related facts within Acquiror’s knowledge after receiving such written notice and becoming aware that the Third Party Claim may give rise to indemnification under this Agreement; provided, however, that any failure by Acquiror to provide such notice to the Seller reasonably promptly will not relieve the Seller Parties of any obligation or liability to Acquiror, except and only to the extent that the Seller demonstrates that the Seller Parties have been materially prejudiced by such failure by Acquiror to provide such notice to the Seller reasonably promptly.
(e)    Control of Third Party Claims Other Than Specified Matters.
(xvi)    Control of Third Party Claims Other Than Specified Matters. Except as otherwise expressly set forth in Section 8.4(c)(i) and Section 9.2, Acquiror will have the right in its sole discretion to conduct and control, through counsel of its own choosing, the defense of any Third Party Claim and will keep the Seller reasonably informed of the status thereof.

LEGAL123381588.30

(xvii)    Participation by Seller. The Seller will be entitled to participate in (but not conduct or control) the defense of a Third Party Claim at the expense of the Indemnifying Seller Parties.
(xviii)    Settlement of Third Party Claims. Acquiror may settle, adjust or compromise any Third Party Claim with or without the consent of the Seller or Seller Parties. However, without the prior written consent of the Seller, which consent will not be unreasonably withheld, delayed or conditioned and which shall be deemed to have been given unless the Seller shall have objected within twenty (20) days after a written request for such consent by Acquiror, no settlement, adjustment or compromise of any Third Party Claim shall be determinative of the existence of a claim for indemnification under this Article VIII or the amount of Damages relating to such claim. In the event that the Seller has consented to any such settlement, adjustment or compromise, neither the Seller nor any Seller Party shall have any power or authority to object under any provision of this Article VIII to the amount of any claim by Acquiror for indemnity with respect to such settlement, adjustment or compromise.
(f)    Control of Specified Matters.
(i)    Prosecution of the Specified Matters. Notwithstanding Section 8.4(b)(i), Seller shall conduct and control at the expense of the Indemnifying Seller Parties, through counsel of its own choosing , the defense of (i) the Carrier Litigation, (ii) the TCPA Litigation, (iii) the Literary Works Litigation, (iv) the Woodard Litigation, and (v) any Third Party Claim pursuant to which, if the written allegations in such Third Party Claim were true on their face, the sole relief would be monetary Damages for which the Acquiror would be fully indemnified pursuant to clause (d), (f) or (g) of Section 8.1 (each of (i), (ii), (iii), (iv), and (v), a “Specified Matter,” and, collectively, the “Specified Matters”); provided, however, that the Acquiror shall have the right to reasonably consult with the Seller regarding the defense of any such Specified Matter. If at any point Seller fails to carry out such defense of a Specified Matter diligently and in such manner as is reasonable under the circumstances, Acquiror will have the right, by giving written notice to the Seller, which notice shall include reasonable detail as to the nature of any deficiency in such defense, to assume such defense of the Specified Matter; provided, that, Seller shall have thirty (30) days to cure any such deficiency prior to Acquiror assuming such defense.
(ii)    Mutual Cooperation. With respect to any Specified Matter, the Parties agree: (i) to keep each other reasonably informed of the status of such Specified Matter and any related proceedings at all stages thereof; (ii) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other to ensure the proper and adequate defense of such Specified Matter including providing adequate access to and production of all witnesses, documents or other records relevant to such Specified Matter under Acquior’s control, and continuing to maintain all documents and records relevant to the Specified Matters under Acquior’s control; and (iii) to cooperate in such a manner as to preserve (to the extent reasonably possible) the confidentiality of all information of the parties and the attorney client and work product privileges.
(iii)    Settlement of Specified Matters. Seller may not, without the consent of Acquiror (which consent will not be unreasonably withheld, delayed or conditioned) settle, adjust or compromise or consent to the entry of any judgment with respect to any Specified Matter, unless (A) there is no finding or admission of any violation of any federal, state, local or foreign Laws and there is no effect on any other Actions or claims that may be made involving the Company, Subsidiaries of the Company, Acquiror, or any of their Affiliates, (B) the sole relief provided is monetary damages that are paid in full by the Seller Parties, and (C) the terms of the settlement or

LEGAL123381588.30

judgment are confidential pursuant to a confidentiality agreement that is reasonably acceptable to Acquiror.
(iv)    Communications regarding the Specified Matters. Unless otherwise compelled by Law or court order, Seller shall not make any general public announcements, including any press releases, regarding any Specified Matter outside the context of the litigation without advance written approval of the Acquiror (which approval will not be unreasonably withheld, delayed or conditioned). Seller shall give the Acquiror reasonable advance written notice of any notices or other communications to any class in a Specified Matter. Acquiror shall have the right to consult with Seller regarding any such notice or communication
8.5    Integral Part of Agreement. The indemnification provisions in this Article VIII are an integral part of this Agreement and the transactions contemplated hereby in the absence of which Acquiror would not have entered into this Agreement.
8.6    Survival. Subject to Section 8.3 and Section 8.4 hereof regarding notice of claims, the representations and warranties in Article IV and Article V of this Agreement or in any certificate delivered in accordance with this Agreement will survive for a period of 18 months after the Closing Date; provided, however, that (a) any claim for indemnification based on fraud will survive the Closing indefinitely; (b) any claim for indemnification based on any breaches of representations or warranties in Sections 4.1 (Corporate Organization of the Company), 4.2 (Subsidiaries), 4.3 (Due Authorization), 4.6 (Capitalization of the Company), 4.7 (Capitalization of Subsidiaries), 4.16 (Brokers’ Fees), 5.1 (Organization), 5.2 (Due Authorization), and 5.4 (Ownership of Company Interests), will survive the Closing indefinitely (in accordance with Section 8106(c) of the Delaware Code); and (c) no time limit will apply (other than the date that is thirty (30) days after the expiration of the statute of limitations period applicable to the underlying subject matter of such representations or warranties) for indemnification arising from any claim for indemnification based on any breaches of representations or warranties in Sections 4.15 (Taxes) and 4.23 (Environmental Matters), and (d) any claim for indemnification based on breaches of representations or warranties in Section 4.13 (Company Benefit Plans), will survive for a period ending on the earlier of (i) the date that is thirty (30) days after the expiration of the statute of limitations period applicable to the underlying subject matter of such representations and warranties and (ii) the fifth (5th) anniversary of the Closing Date. The representations referenced in clauses (b) and (c) of this Section 8.6 are collectively referred to as the “Excluded Representations.” The covenants and agreements contained in this Agreement will survive the Closing and will continue until fully performed or satisfied. The Seller Parties shall not have any liability with respect to any claim for breach of any representation or warranty unless notice of such claim as provided herein is first given before the end of any applicable survival period specified therefore in this Section 8.6. Despite the above, no representation, warranty, covenant or agreement will expire to the extent Acquiror has provided to the Seller written notice of Acquiror’s claim for indemnification in accordance with Section 8.3 or Section 8.4 of this Agreement before the expiration of the applicable survival period, in which case the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which a notice pursuant to Section 8.4(a) has been given is definitively withdrawn or resolved in favor of the Acquiror, the Acquiror shall promptly so notify the Seller. The representations and warranties of Acquiror set forth in this Agreement or in any certificate required to be delivered pursuant to this Agreement shall not survive the Closing.

LEGAL123381588.30

8.7    Limitations.
(d)    Threshold. Despite any other provision in this Article VIII, Acquiror will be entitled to indemnification under clause (a) of Section 8.1 and/or clause (a) of Section 8.2 only if the aggregate Damages thereunder exceed $250,000 (the “Threshold Amount”); provided, that if and when the aggregate Damages thereunder exceed the Threshold Amount, Acquiror will be entitled to be indemnified for the aggregate Damages including the Threshold Amount; and provided, further, that the foregoing limitation will not apply to Damages arising out of fraud or out of any breaches of the Excluded Representations or the representations or warranties set forth in Sections 4.13(d) and 4.13(e).
(e)    Cap. Acquiror will be entitled to indemnification under clause (a) of Section 8.1 and/or clause (a) of Section 8.2 only to the extent that the aggregate Damages do not exceed $3,000,000 (the “General Cap”); provided, however, that, the foregoing limitation will not apply to Damages with respect to any breach of any representation or warranty of the Company in Section 4.13(d) or 4.13(e) with respect to which Acquiror will be entitled to indemnification under clause (a) of Section 8.1 and/or clause (a) of Section 8.2 only to the extent that the aggregate Damages for such breaches do not exceed $5,000,000 (the “Special Cap”); provided, further, that the neither of the foregoing limitations will apply to Damages arising out of fraud or out of any breaches of the Excluded Representations. In addition, to the extent that any of the events listed on Schedule 4.13(e)(2), (4), and (5) constitute or are considered reportable events by the PBGC, the Company shall be responsible for indemnifying the Acquiror for any liabilities, damages, assessments, or penalties assessed by the PBGC for failing to timely report such event, and any such indemnification shall be subject to the Special Cap. For the avoidance of doubt, (i) the foregoing limitations will not apply to any Damages for which Acquiror is indemnified pursuant to clauses (b) through (m) of Section 8.1 or clause (b) of Section 8.2 and (ii) any Damages arising out of fraud, out of any breaches of the Excluded Representations, or for which Acquiror is indemnified pursuant to clauses (b) through (m) of Section 8.1 or clause (b) of Section 8.2, shall not be included in determining whether the General Cap or Special Cap, as applicable, shall apply to limit indemnification of Acquiror under clause (a) of Section 8.1 and/or clause (a) of Section 8.2.
(f)    Seller Limitations. Despite any other provision in this Article VIII, except in the case of Damages in respect of the Excluded Assets, the Environmental Indemnification or such Seller Party’s fraud, in no event will any Seller Party have any liability for Damages under Section 8.1 or Section 8.2, as applicable in excess of the aggregate amount paid to the Seller Parties pursuant to this Agreement, including, for avoidance of doubt, any amounts paid to the Seller as Closing Cash Payment and the shares of Tribune Common Stock included in the Purchase Price.
(g)    Order of Recovery. Indemnification claims for Damages (i) pursuant to Section 8.1, shall be recovered directly from the Indemnifying Seller Parties and (ii) pursuant to Section 8.2 shall be recovered directly from the Seller Parties, in each case of (i) and (ii) including by offset of any amounts not yet paid to the Indemnifying Seller Parties or Seller Parties, as applicable, pursuant to this Agreement.
(h)    Third Party Recoveries. The Damages under this Article VIII shall be calculated net of any third-party insurance proceeds (after deduction for any cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to such insurance claim) or any indemnity, contribution or other similar payment actually received by Acquiror from any third party with respect thereto. In the event that a third-party insurance or other recovery is actually made by Acquiror with respect to any Damages for which Acquiror has been

LEGAL123381588.30

indemnified hereunder, then Acquiror shall pay to the Seller an amount equal to such Damages for which Acquiror has been indemnified hereunder and for which Acquiror has recovered insurance or other proceeds, less any costs associated with such insurance policies, including, without limitation any deductible. To the extent the Company or its Subsidiaries have, as of the date hereof, an outstanding insurance claim relating to the Carrier Litigation, the Literary Works Litigation or the Woodard Litigation or, to the extent an insurance claim may be made following the Closing under any “occurrence based” insurance policy held by the Company or its Subsidiaries prior to the Closing, Acquiror shall use commercially reasonable efforts to recover such insurance proceeds (i) for which Acquiror would be indemnified hereunder or (ii) for which the Seller Parties have directly paid the costs reimbursable by such insurance proceeds. To the extent Acquiror receives insurance proceeds pursuant to the foregoing sentence, Acquiror shall promptly (but in no event later than five (5) Business Days after recovery) pay such proceeds (after deduction for any cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to such insurance claim), to Seller or its designee.
(i)    Additional Limitation. Acquiror shall not be entitled to indemnification pursuant to Sections 8.1 and 8.2 for (i) any Damages that are remote or speculative, or (ii) any punitive or exemplary Damages, in each case other than those Damages that Acquiror is obligated to pay to a third party.
(j)    Additional Limitations in Respect of Indemnification for Taxes. Notwithstanding anything to the contrary set forth in this Agreement, Acquiror shall not be entitled to recover any Damages under Section 8.1 or Section 8.2 consisting of or relating to (i) any Taxes to the extent included as a liability in the calculation of Closing Date Net Working Capital or Actual Acquisition Expenses, as finally determined pursuant to Section 2.4, (ii) any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement), or (iii) any Taxes that are not Pre-Closing Taxes (provided, that Damages resulting from breach of the representations and warranties set forth in Sections 4.15(c), 4.15(e), 4.15(f) and 4.15(h) shall not be limited to Pre-Closing Taxes).
8.8    No Right of Indemnity or Contribution. The availability of indemnification of Acquiror by the Seller Parties under this Article VIII will be determined without regard to any right to indemnification or advancement of fees to which any Seller Party may have in his or its capacity as an officer, director, employee, agent, or any other capacity of the Company or any of its Subsidiaries and no such Seller Party will be entitled to any indemnification or advancement of fees from the Company or any of its Subsidiaries for amounts paid hereunder. The Seller Parties will have no right of contribution from the Company or any of its Subsidiaries for liabilities for such Seller Party’s obligations under this Article VIII.
8.9    Exclusive Remedy. With the exception of claims based upon fraud, resort to indemnification under this Article VIII will be the sole and exclusive monetary remedy of Acquiror from and after the Closing for Damages under this Agreement (it being understood that nothing in this Section 8.9 or elsewhere in this Agreement will affect Acquiror’s rights to equitable remedies to the extent available).
8.10    Amount of Damages. The amount of indemnification to which Acquiror shall be entitled under this Article VIII shall be determined: (i) by the written agreement between the Seller and Acquiror (or the applicable Seller Party and Acquiror in the case of a claim under Section 8.2); (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Seller and Acquiror shall agree (or the applicable Seller Party and Acquiror in the case of a claim

LEGAL123381588.30

under Section 8.2). The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
8.11    Adjustment to Purchase Price. All amounts paid with respect to indemnification claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price unless otherwise required by applicable Law.
ARTICLE IX.
OTHER COVENANTS
9.1    Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, Acquiror, the Company and the Seller Parties shall each, and shall each cause their respective Subsidiaries to take such actions as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby. Notwithstanding the foregoing, for clarity in no event shall any Seller Party be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated by this Agreement pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party.
9.2    Tax Matters.
(d)    Acquiror shall prepare in a manner consistent with the past practices of the Company, except as otherwise required by Law, and timely file or cause to be prepared and timely filed all Tax Returns of any member of the Company Group (other than the Excluded Companies) for Pre-Closing Tax Periods that are required to be filed after the Closing Date (the “Acquiror‑Prepared Tax Returns”). Acquiror shall give Seller a reasonable opportunity to review and comment on each such Acquiror-Prepared Tax Return and will incorporate all reasonable comments made by Seller.
(e)    Acquiror and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Action regarding Taxes of, or with respect to, the Company Group. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Return or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of such powers of attorney as may be necessary to allow for the control of any Third Party Claims as described in Section 8.4 hereof and for Seller and Acquiror to file Tax Returns pursuant to Section 9.2(a) hereof.
(f)    Whenever Acquiror or any of its Affiliates receives a written notice of any pending or threatened Tax audits or assessments by a Governmental Authority with respect to any Tax Return of any member of the Company Group (excluding the Excluded Companies) for any Tax period (or portion thereof) ending on or before the Closing Date (“Tax Contest Claims”), Acquiror shall provide reasonably prompt written notice to the Seller of such Tax Contest Claim; provided, however, that any failure by Acquiror to provide such notice to the Seller reasonably promptly will not relieve the Seller Parties of any obligation or liability to Acquiror, except and only to the extent that the Seller demonstrates that the Seller Parties have been materially prejudiced by such failure by Acquiror to provide such notice to the Seller reasonably promptly. Such notice shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Authority and describe in reasonable detail the nature of such Tax Contest Claim. The Seller shall have the right to control the

LEGAL123381588.30

conduct of any issues in any Tax Contest Claim for any Tax period ending on or before the Closing Date; provided, that the Seller shall keep Acquiror informed regarding the progress and substantive aspects of any Tax Contest Claim, Acquiror shall be entitled at its expense to participate in any Tax Contest Claim and the Seller shall not compromise or settle any Tax Contest Claim without obtaining Acquiror’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If a Tax Contest Claim relates to a Straddle Period, or if the Seller does not elect to control the conduct of a Tax Contest Claim, then Acquiror shall have the right to control the conduct of any issues in any such Tax Contest Claim; provided, that Acquiror shall keep the Seller informed regarding the progress and substantive aspects of such Tax Contest Claim, the Seller shall be entitled at its expense to participate in such Tax Contest Claim and Acquiror shall not compromise or settle any such Tax Contest Claim without obtaining the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). To the extent that the provisions of this Section 9.2(c) are inconsistent with the provisions of Section 8.4, this Section 9.2(c) shall control.
(g)    Acquiror shall not, and shall cause the Company Group (excluding the Excluded Companies) not to (i) take any action on the Closing Date other than in the ordinary course of business or other than any action explicitly contemplated under this Agreement, (ii) file or amend any Tax Return of any member of the Company Group for any Pre-Closing Tax Period (other than Acquiror-Prepared Tax Returns prepared and filed in accordance with Section 9.2(a)) or (iii) make any Tax election or grant an extension of any applicable statute of limitations with respect to any Pre-Closing Tax Period, in each case without the written consent of Seller (which consent shall not be unreasonably delayed, conditioned or withheld). For the avoidance of doubt, if a Tax Return is required by Law to be filed or amended it shall be considered unreasonable for Seller not to consent to the filing or amendment of such Tax Return.
(h)    For purposes of calculating Net Working Capital and Pre-Closing Taxes, and except to the extent that any Transfer Taxes are otherwise specifically allocated to a party under Section 9.2(f), in the case of any Taxes that are payable with respect to a taxable period that begins before or on the Closing Date and ends after the Closing Date (a “Straddle Period”), the portion of any Taxes that are payable for such Straddle Period and relate to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of property Taxes and similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable computed on a closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date.
(i)    Acquiror, on the one hand, and Seller Parties on the other, will each assume liability for and pay one-half of all Transfer Taxes. The party required by applicable Law to file Tax Returns required in connection with Transfer Taxes shall file such Tax Returns and, subject to receipt of payment from the other party of the amount of Transfer Taxes for which such other party is liable pursuant to this Section 9.2(f), shall pay the amount of Transfer Taxes due with such Tax Returns. Each party hereto shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.
(j)    Each of the parties hereto agrees and acknowledges that the sale of the Company Interests contemplated hereby shall be treated as a purchase of the assets of the Company Group (excluding the Excluded Companies) for U.S. federal income Tax purposes and shall file all Tax Returns consistent with such treatment.

LEGAL123381588.30

(k)    Acquiror and Seller agree that all Tax deductions and other Tax benefits resulting from Acquisition Expenses and other items taken into account as deductions in computing the Purchase Price pursuant to Section 2.2, as adjusted pursuant to Sections 2.3 and 2.4, that are properly allocable to, and actually deductible in, the Pre-Closing Tax Period, shall be reflected on the Tax Return of the relevant member of the Company Group for the Pre-Closing Tax Period.
(l)    Any and all existing Tax allocation, Tax indemnity, Tax sharing or similar agreements between the Company or any of its Subsidiaries, on the one hand, and any other Person other than the Company, on the other hand, shall be terminated and all payables and receivables arising thereunder shall be settled, in each case prior to the Closing Date. After the Closing Date, neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder or under any payables or receivables arising thereunder.
9.3    Automobiles and Other Personal Effects. The Acquiror hereby acknowledges that the automobiles in the auto museum at the Owned Real Property and the furniture and personal effects of Douglas F. Manchester and Manchester Financial Group, L.P. in the Owned Real Property set forth on Schedule 9.3 are owned by Trust Seller, Douglas F. Manchester or Manchester Financial Group, L.P. and are not assets of the Company or any of its Subsidiaries.
9.4    Public Announcements. Acquiror will issue the initial press release and Current Report on Form 8-K concerning this Agreement and the transactions contemplated hereby, as well as the press release and Current Report on Form 8-K concerning the consummation of the transactions contemplated hereby. Neither Company or any of its Subsidiaries nor any Seller Party (and each of them will use its commercially reasonable efforts to ensure that none of their respective representatives) will make any other public announcement concerning this Agreement and the transactions contemplated hereby without the prior written consent of Acquiror, and Company and each Seller Party will furnish to Acquiror all releases before publication. Nothing in this Agreement will prevent Company or any Seller Party at any time from furnishing any information to any Governmental Authority as required by applicable Law, in which circumstance Company or the Seller Party will make commercially reasonable efforts to consult with Acquiror in advance to the extent practicable and in any event will notify Acquiror as soon as practicable. Notwithstanding anything to the contrary contained in this Agreement, until the Closing, no party will make any communication (other than Acquiror’s public announcement contemplated in this Section 9.4 and any public announcement reasonably required by the Debt Financing Sources in connection with the syndication of the Debt Financing) to Company’s customers, business partners, advertisers, landlords, suppliers, consultants or employees with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Acquiror and the Company. After the Closing, no Seller Party will make any communication to Company’s customers, advertisers, or suppliers with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Acquiror.
9.5    Company Audited Financial Statements. Following Closing, the Seller Parties shall, and shall direct their Affiliates and each of its and their respective directors, managers, officers, employees, agents, advisors and other representatives to, exercise commercially reasonable efforts to cooperate with Acquiror, Company and its Subsidiaries (and each of its and their respective directors, managers, officers, employees, agents, advisors and other representatives) in the preparation by Acquiror of audited consolidated balance sheets and statements of income, cash flow and changes in members’ equity of the Company and its Subsidiaries, as of December 31, 2013 and for the fiscal year ended December 31, 2013 and as of December 31, 2014 and for the fiscal year ended December 31, 2014, together with the auditor’s reports thereon (the “Company Audited Financial Statements”), including without limitation by promptly providing management letters as may be reasonably requested by

LEGAL123381588.30

Acquiror or its advisors. Any out-of-pocket expenses paid to third parties incurred by any of the Seller Parties in connection with the performance of their obligations under this Section 9.5 shall be borne, and promptly paid, by Acquiror.
9.6    Further Assurances Regarding Asset Transfer. In the event that at any time after the Closing any further action is reasonably necessary or desirable to carry out the purposes of Section 3.2(h) of this Agreement, each Seller Party and the proper officers and directors of each entity that is a party to this Agreement will take all such action.
9.7    Financing.
(d)    Subject to the terms and conditions of this Agreement, Acquiror shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter.
(e)    Acquiror shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing
(f)    The Seller Parties, the Company and its Subsidiaries shall, and shall use their commercially reasonable efforts to cause the respective Representatives of the Seller Parties, the Company and its Subsidiaries to, cooperate as reasonably requested by Acquiror in connection with the Debt Financing, including, without limitation (i) upon reasonable prior notice, participation by the Company’s senior officers and other Representatives in a reasonable number of meetings, presentations, and due diligence sessions, (ii) preparing and furnishing all financial and other pertinent information regarding the Company reasonably requested by Acquiror, including all financial statements, pro forma financial statements and other financial data required in connection with the Debt Financing, (iii) providing reasonable access (subject to execution of non-disclosure and confidentiality agreements as contemplated by the Debt Commitment Letter) to prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for purposes of establishing collateral arrangements and cooperating with prospective lenders to establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that no such accounts, agreements or arrangements shall be effective prior to the Closing, and (iv) furnishing Acquiror and any lenders involved with the Debt Financing, with all documentation and other information required by any Governmental Entity with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act within the time periods set forth in the Debt Commitment Letter.  Notwithstanding the foregoing: (a) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries; and (b) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Closing. Acquiror shall promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees and expenses of the Company and its Subsidiaries and all reasonable and documented fees and expenses of their counsel and accountants incurred in connection with such requested cooperation.
9.8    Distribution of Restricted Cash. Following the Closing, subject to the last sentence of this Section 9.8, neither Acquiror nor any of its Affiliates, including, without limitation, the Company or any of its Subsidiaries, will transfer, withdraw or otherwise use any of the Restricted Cash. Within three (3) Business Days following the release of restrictions on the Restricted Cash, Acquiror and its Subsidiaries shall cause the Restricted Cash to be paid to Seller or its designee, by wire transfer of immediately available funds in accordance with the Wire Instructions. Following Closing, Acquiror

LEGAL123381588.30

and its Subsidiaries will exercise commercially reasonable efforts to remove any restrictions on the Restricted Cash.
9.9    Listing. Acquiror will cause the shares of Tribune Common Stock being issued as consideration pursuant to this Agreement to be approved for listing (subject to notice of issuance) on the New York Stock Exchange at or prior to the Closing.
9.10    Amendment of Indemnity Agreements. The Seller Parties and the Company shall use commercially reasonable efforts to have amended each indemnity agreement or similar agreement relating to the Carrier Litigation to remove the Company or any of its Subsidiaries as indemnitors under such agreements.
ARTICLE X.
CONDITIONS TO OBLIGATIONS
10.1    Conditions to Obligations of Acquiror and the Seller Parties. The obligations of Acquiror and the Seller Parties to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(m)    No Governmental Authority of competent jurisdiction shall have enacted, issued or entered any Governmental Order or applicable statute, rule or regulation that, in any case, is in effect and enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(n)    Unless withdrawn or otherwise resolved to the satisfaction of both the Seller and Acquiror prior to the Closing, prior to the Closing the PBGC shall not have (i) instituted or threatened in writing to institute proceedings to terminate the SDUT Pension Plan, or (ii) required or threatened in writing to require any portion of the Purchase Price to be reserved, escrowed or otherwise applied to fund or otherwise support the SDUT Pension Plan, or (iii) required or threatened in writing to require Seller, any Subsidiary of the Seller, Acquiror or any Affiliate of the Acquiror to otherwise provide any bond, monetary escrow, contributions in addition to any minimum required contributions under Code Sections 412 and 430 or similar financial or security accommodation relating to the SDUT Pension Plan.
10.2    Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(g)    The representations and warranties of the Company contained in this Agreement (i) shall be true and correct in all material respects as of the date hereof, and (ii) shall be true and correct in all material respects as of the Closing Date, in each case of (i) and (ii) without giving effect to materiality or Material Adverse Effect qualifications contained therein, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.
(h)    The representations and warranties of the Seller Parties contained in this Agreement (i) shall be true and correct in all material respects as of the date hereof, and (ii) shall be true and correct in all material respects as of the Closing Date, in each case of (i) and (ii) without giving effect to materiality or Material Adverse Effect qualifications contained therein, as if made anew at and as

LEGAL123381588.30

of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.
(i)    The covenants and agreements of the Company and each of the Seller Parties required to be performed by this Agreement as of or prior to the Closing shall have been performed in all material respects.
(j)    Since the date of this Agreement, there shall not have been any event or condition that individually, or in the aggregate with other events or conditions, has had or would reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiaries.
(k)    The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Sections 10.2(a) and (as relates to covenants of the Company) 10.2(c) have been fulfilled.
(l)    Seller shall have delivered to Acquiror a certificate signed by an authorized person of Seller, dated the Closing Date, certifying that, to the knowledge and belief of such authorized person, the conditions specified in Sections 10.2(b) and 10.2(c) (in each case solely as relates to covenants, representations or warranties of Seller) have been fulfilled.
(m)    There will not be pending or threatened any Action brought by any Governmental Authority or other Person: (a) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material Damages in connection therewith; or (b) seeking to prohibit or impose any material limitations on Acquiror’s ownership or operation of all or any portion of Company’s business or to compel Acquiror to dispose of or hold separate all or any material portion of the assets of Company as a result of the transactions contemplated by this Agreement.
(n)    The Company shall have delivered or caused to be delivered to Acquiror the items listed in Section 3.2.
(o)    The Seller and Seller Parties, as applicable, shall have delivered, or caused to be delivered, to Acquiror the items listed in Section 3.3.
(p)    Payoff letters in customary form satisfactory to Acquiror (specifying effectiveness upon receipt of payment and providing releases satisfactory to Acquiror) with respect to all payments relating to the MFG Note and the Trust Seller Debt in amounts not greater than the amounts set forth in the Closing Date Payment Spreadsheet shall have been executed by each of the Persons to whom such amounts are owed as of the Closing and delivered to the Company and Acquiror.
10.3    Conditions to the Obligations of the Seller Parties. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Seller:
(e)    The representations and warranties of Acquiror contained in this Agreement shall be true and correct in all material respects as of the Closing Date, without giving effect to materiality or Material Adverse Effect qualifications contained therein, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date.

LEGAL123381588.30

(f)    The covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.
(g)    Acquiror shall have delivered to the Company and Seller a certificate signed by Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such signatories, the conditions specified in Section 10.3(a) and Section 10.3(b) have been fulfilled.
(h)    Since the date of this Agreement, there shall not have been any event or condition that individually, or in the aggregate with other events or conditions, has had or would reasonably be expected to have a Material Adverse Effect on the Acquiror and its Subsidiaries.
(i)    The shares of Tribune Common Stock being issued as consideration pursuant to this Agreement shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.
(j)    Acquiror shall have delivered, or caused to be delivered, to the Seller and the Company the items listed in Section 3.4.
ARTICLE XI.
TERMINATION/EFFECTIVENESS
11.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:
(q)    by written consent of Seller and Acquiror;
(r)    prior to the Closing, by written notice to Seller from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or the Seller Parties set forth in this Agreement, such that any of the conditions specified in Section 10.2 would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or any of the Seller Parties through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Seller of notice from Acquiror of such breach, but only as long as the Company or any of the Seller Parties, as applicable, continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before June 12, 2015 (the “Termination Date”), or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non‑appealable order or judgment of a court of competent jurisdiction, unless Acquiror’s willful breach is the primary reason for such injunction, prohibition or restraint (provided, Acquiror shall have used reasonable best efforts to lift such injunction or other Action);
(s)    prior to the Closing, by written notice to Acquiror from Seller if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any of the conditions specified in Section 10.3 would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from Seller of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall

LEGAL123381588.30

become effective only if the Terminating Acquiror Breach is not cured within Acquiror Cure Period, (ii) the Closing has not occurred on or before the the Termination Date, or (iii) the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non‑appealable order or judgment of a court of competent jurisdiction (provided, the Company and Seller shall have used reasonable best efforts to lift such injunction or other Action).
11.2    Effect of Termination. Except as otherwise set forth in this Section 11.2, in the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto (including any of the Seller Parties) or its respective Affiliates, officers, directors or members, other than liability of any Seller or the Company, as the case may be, for any intentional and willful breach of this Agreement by such Seller or the Company, as applicable, occurring prior to such termination. In determining losses or Damages recoverable upon termination by a party hereto for another party’s intentional and willful breach, the parties hereto acknowledge and agree that such losses and Damages shall not be limited to reimbursement of expenses or out‑of‑pocket costs, and shall include the benefit of the bargain lost by such party (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be Damages payable to such party. The provisions of this Section 11.2 and Article XIII (except for Section 13.14) and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XII.
RESERVED
ARTICLE XIII.
MISCELLANEOUS
13.1    Waiver. Any party to this Agreement may, at any time prior to the Closing, by duly authorized action waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.
13.2    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) on the first (1st) Business Day after being sent, prepaid, by FedEx or other nationally recognized overnight delivery service, (iv) upon machine generated acknowledgement of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day or (v) when delivered by email, if receipt is confirmed, addressed as follows:
(k)    If to Acquiror, to:
Tribune Publishing Company, LLC
202 W. 1st Street

LEGAL123381588.30

Los Angeles, CA 90012
Attention: Julie K. Xanders, General Counsel
Facsimile No.: (213) 237-4401
Email: Julie.Xanders@tribpub.com

with copies to:

Perkins Coie LLP
1201 Third Ave, Suite 4900
Seattle, WA 98101
Attention: Stewart M. Landefeld
Facsimile No.: (206) 359-9000
Email: SLandefeld@perkinscoie.com

(l)    If to the Company, prior to the Closing, to:
MLIM, LLC
350 Camino De La Reina
San Diego, CA 92108
Attention: Richard V. Gibbons
Facsimile No.: (619) 293-1101
Email: rgibbons@manchesterfinancialgroup.com

with copies to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Michael S. Levinson
Facsimile No.: (858) 550-6420
Email: mlevinson@cooley.com

(m)    If to any Seller Party:
Douglas F. Manchester
350 Camino De La Reina
San Diego, CA 92108
Attention: Richard V. Gibbons
Facsimile No.: (619) 293-1101
Email: papadoug@manchesterfinancialgroup.com

with copies to:

Richard V. Gibbons
350 Camino De La Reina
San Diego, CA 92108
Facsimile No.: (619) 293-1101
Email: rgibbons@manchesterfinancialgroup.com

LEGAL123381588.30

and

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Michael S. Levinson
Facsimile No.: (858) 550-6420
Email: mlevinson@cooley.com

or to such other address or addresses as the parties may from time to time designate in writing.
13.3    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, however, that Acquiror may assign, without the prior written consent of the Company or the Seller Parties, all or any portion of this Agreement and/or their respective rights hereunder to any of their respective financing sources as collateral security; provided, that any such assignment shall not relieve Acquiror from any obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
13.4    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.
13.5    Expenses. Except as provided in Sections 9.2(e) and 9.2(f), each party hereto, shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 2.4.
13.6    Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
13.7    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.8    Schedules and Annexes. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The Schedules shall be arranged according to specific sections in this Agreement and shall provide exceptions to, or otherwise qualify, only the corresponding section in this Agreement and any other section hereof where it is reasonably apparent that the disclosure is relevant to such other section. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement, nor shall such information be deemed to establish a standard of materiality. The disclosure of any information shall not be deemed to

LEGAL123381588.30

constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement.
13.9    Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement and the Confidentiality Agreement) constitutes the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby, including without limitation the LOI and that certain Membership Interest Purchase Agreement, dated as of August 22, 2014, by and among Tribune Publishing, LLC, an affiliate of Acquiror, and the parties hereto (other than Acquiror). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.
13.10    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
13.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
13.12    Jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.12.
13.13    Enforcement. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. Subject to the limitations in the preceding sentence, in the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

LEGAL123381588.30

13.14    Waiver of Conflicts Regarding Representations; Access to Attorney‑Client Privileged Information. Acquiror waives and shall not assert, and agree after the Closing to cause the Company and its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller or any Seller Party in any matter involving this Agreement or any of the transactions contemplated hereby, by Cooley LLP (“Prior Company Counsel”) despite the Prior Company Counsel representing any Seller Party, the Company or any of its Subsidiaries in connection with this Agreement or any other agreements or transactions contemplated hereby. Acquiror further agrees that, as to all communications among the Prior Company Counsel, the Company and/or any Seller Party that relate to the Prior Company Counsel’s representation of the Company in the transactions contemplated by this Agreement (but not representations prior to engagement for or separate from the transactions contemplated by this Agreement) in connection with any proceeding between Seller (or any Seller Party), on the one hand, and the Acquiror or the Company or any of their respective Subsidiaries, on the other hand, the attorney-client privilege and the expectation of client confidence belongs to the Seller Parties and may be controlled by the Seller Parties and shall not pass to or be claimed by Acquiror or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror and its Subsidiaries (including the Company and its Subsidiaries), on the one hand, and a third party other than a Seller Party, on the other hand, Acquiror and its Subsidiaries (including the Company and its Subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.
13.15    No Survival. Except as set forth in Article VIII, none of the representations, warranties, covenants or agreements contained in this Agreement, or in any certificate delivered by any of the parties hereto at Closing, shall survive the Closing; provided, that each party shall be responsible after the Closing, for the performance by such party of any covenant or agreement in this Agreement which this Agreement expressly contemplated being performed by such party at or after the Closing; provided, further, that, nothing herein shall limit any party’s right to make a claim against any other party which arises out of fraud of such other party.
13.16    Waiver of Claims Against Financing Parties. None of the Debt Financing Sources will have any liability to the Seller Parties or their Affiliates relating to or arising out of this Agreement, the Debt Financing, if any, or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Seller Parties nor any of their Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder; provided that this Section 13.16 shall not limit the rights that the Company and its Subsidiaries may obtain after the Closing Date under the definitive documentation for the Debt Financing, in their capacities as parties thereto. The Debt Financing Sources are express third party beneficiaries of, and may enforce, any provisions in this Agreement reflecting the foregoing agreement.
[Remainder of page intentionally left blank]

LEGAL123381588.30

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

LEGAL123381588.30

TRIBUNE PUBLISHING COMPANY, LLC

By: Tribune Publishing Company, its sole member

/s/ John H. Griffin, Jr. Name: John H. Griffin, Jr. Its: Chief Executive Officer

MLIM, LLC

By: _/s/ Douglas F. Manchester________
Douglas F. Manchester, Manager
THE PAPA DOUG TRUST U/A/D JANUARY 11, 2010 By: _/s/ Douglas F. Manchester________ Douglas F. Manchester, Trustee

_/s/ Douglas F. Manchester________
DOUGLAS F. MANCHESTER

_/s/ Douglas W. Manchester________
DOUGLAS W. MANCHESTER

MLIM HOLDINGS, LLC

By: _/s/ Douglas F. Manchester________
Douglas F. Manchester, Manager

LEGAL123381588.30